                                                                    Exhibit 99.1

                                                                  CONFORMED COPY

                          AGREEMENT AND PLAN OF MERGER

                                  BY AND AMONG

                              HUEVOS HOLDINGS, INC.

                                       AND

                               AHL SERVICES, INC.,

                           FRANK A. ARGENBRIGHT, JR.,

                            KATHLEEN B. ARGENBRIGHT,

                           ARGENBRIGHT PARTNERS, L.P.,

             FRANCIS A. ARGENBRIGHT, JR. CHARITABLE REMAINDER TRUST,

                               A. CLAYTON PERFALL,

                                       AND

                            CALEDONIA INVESTMENTS PLC


                           Dated as of March 28, 2003

                                TABLE OF CONTENTS

                                                                                Page
Article 1 TRANSACTIONS AND TERMS OF MERGER ...................................     2

   1.1     Merger ............................................................     2
   1.2     Time and Place of Closing .........................................     2
   1.3     Effective Time ....................................................     2

Article 2 TERMS OF MERGER ....................................................     2

   2.1     Amended and Restated Articles of Incorporation ....................     2
   2.2     Bylaws ............................................................     3
   2.3     Directors and Officers ............................................     3

Article 3 MANNER OF CONVERTING SHARES ........................................     3

   3.1     Conversion of Shares ..............................................     3
   3.2     Cancellation of Stock Options .....................................     4
   3.3     Dissenting Shareholders ...........................................     4

Article 4 EXCHANGE OF SHARES .................................................     5

   4.1     Exchange Procedures ...............................................     5
   4.2     Rights of Former Company Shareholders .............................     6

Article 5 REPRESENTATIONS AND WARRANTIES OF THE COMPANY ......................     6

   5.1     Organization, Standing, and Power of the Company ..................     6
   5.2     Authority of Company; No Breach By Agreement ......................     7
   5.3     Capital Stock of the Company ......................................     8
   5.4     Company Subsidiaries ..............................................     9
   5.5     SEC Filings; Financial Statements .................................    10
   5.6     Proxy Statement ...................................................    11
   5.7     Absence of Undisclosed Liabilities ................................    11
   5.8     Absence of Certain Changes or Events ..............................    11
   5.9     Tax Matters .......................................................    12
   5.10    Assets ............................................................    15
   5.11    Intellectual Property .............................................    16
   5.12    Environmental Matters .............................................    17
   5.13    Compliance with Laws ..............................................    18
   5.14    Labor Relations ...................................................    20
   5.15    Employee Benefit Plans ............................................    21
   5.16    Material Contracts ................................................    24
   5.17    Real Property .....................................................    26
   5.18    Legal Proceedings .................................................    27
   5.19    Unclaimed or Abandoned Property; Escheat ..........................    27
   5.20    Reports ...........................................................    27
   5.21    Regulatory Matters ................................................    27
   5.22    State Takeover Laws ...............................................    28
   5.23    Required Vote .....................................................    28

   5.24     Financial Advisors ...............................................     28
   5.25     Board Recommendation .............................................     28

Article 6 REPRESENTATIONS AND WARRANTIES OF THE RE-INVESTING SHAREHOLDERS ....     29

   6.1      Authority of Re-Investing Shareholders ...........................     29
   6.2      Ownership of Company Common Stock by Re-Investing Shareholders ...     29
   6.3      Investment and Securities Matters ................................     29
   6.4      Statements True and Correct ......................................     31

Article 7 REPRESENTATIONS AND WARRANTIES OF PURCHASER ........................     31

   7.1      Organization, Standing, and Power ................................     31
   7.2      Authority; No Breach By Agreement ................................     31
   7.3      Compliance with Laws .............................................     32
   7.4      Legal Proceedings ................................................     33
   7.5      Statements True and Correct; Proxy Statement .....................     33
   7.6      Regulatory Matters ...............................................     33
   7.7      Financing ........................................................     33
   7.8      Status of Purchaser ..............................................     34
   7.9      No Other Representations .........................................     34

Article 8 CONDUCT OF BUSINESS PENDING CONSUMMATION ...........................     34

   8.1      Affirmative Covenants of Company .................................     34
   8.2      Negative Covenants of Company ....................................     34
   8.3      Covenants of Purchaser ...........................................     37
   8.4      Adverse Changes in Condition .....................................     37
   8.5      Reports ..........................................................     37

Article 9 ADDITIONAL AGREEMENTS ..............................................     38

   9.1      Proxy Statement and Schedule 13E-3; Shareholder Approval .........     38
   9.2      Other Offers .....................................................     40
   9.3      Antitrust Notification; Consents of Regulatory Authorities .......     41
   9.4      Filings with State Offices .......................................     43
   9.5      Agreement as to Efforts to Consummate ............................     43
   9.6      Investigation and Confidentiality ................................     43
   9.7      Press Releases ...................................................     44
   9.8      State Takeover Laws ..............................................     44
   9.9      Employee Benefits ................................................     44
   9.10     Indemnification ..................................................     44
   9.11     Votes of the Re-Investing Shareholders ...........................     46
   9.12     Purchaser Financing ..............................................     46
   9.13     Shareholders' Agreement ..........................................     47
   9.14     Release of Claims ................................................     47
   9.15     Company Financial Advisor ........................................     48

Article 10 CONDITIONS PRECEDENT TO OBLIGATIONS TO CONSUMMATE .................     48

   10.1     Conditions to Obligations of Each Party ..........................     48

   10.2     Conditions to Obligations of Purchaser ...........................     49
   10.3     Conditions to Obligations of Company .............................     50

Article 11 TERMINATION .......................................................     51

   11.1     Termination ......................................................     51
   11.2     Effect of Termination. ...........................................     53
   11.3     Non-Survival of Representations and Covenants ....................     53

Article 12 MISCELLANEOUS .....................................................     53

   12.1     Definitions ......................................................     53
   12.2     Expenses .........................................................     66
   12.3     Transfer Taxes ...................................................     67
   12.4     Brokers and Finders ..............................................     68
   12.5     Entire Agreement .................................................     68
   12.6     Amendments .......................................................     68
   12.7     Waivers ..........................................................     68
   12.8     Assignment .......................................................     69
   12.9     Notices ..........................................................     69
   12.10    Governing Law ....................................................     71
   12.11    Counterparts .....................................................     71
   12.12    Captions; Articles and Sections ..................................     71
   12.13    Interpretations ..................................................     72
   12.14    Enforcement of Agreement .........................................     72
   12.15    Severability .....................................................     72

                                  EXHIBIT INDEX

Description                                                             Exhibit
-----------                                                             -------

Amended and Restated Articles of Incorporation ......................    A
Amended and Restated Bylaws .........................................    B

                          AGREEMENT AND PLAN OF MERGER

     THIS AGREEMENT AND PLAN OF MERGER (this "Agreement") is made and entered into as of March 28, 2003, by and among HUEVOS HOLDINGS, INC. ("Purchaser"), a Georgia corporation, AHL SERVICES, INC. (the "Company"), a Georgia corporation and Frank A. Argenbright, Jr., Kathleen B. Argenbright, Argenbright Partners, L.P., Francis A. Argenbright, Jr. Charitable Remainder Trust, A. Clayton Perfall and Caledonia Investments plc (Messrs. Argenbright and Perfall, Ms. Argenbright, Argenbright Partners, L.P., Francis A. Argenbright, Jr. Charitable Remainder Trust, and Caledonia Investments plc are hereinafter collectively referred to as the "Re-Investing Shareholders").

                                    Preamble

     WHEREAS, the respective Boards of Directors of Purchaser and the Company (in the case of the Company, acting on the recommendation of a special committee appointed by the Board of Directors of the Company (the "Special Committee")) have approved the merger of Purchaser with and into the Company, upon the terms and subject to the conditions set forth in this Agreement, whereby at the Effective Time of such Merger, each issued and outstanding share of Company Common Stock, other than the Rollover Shares, shall be converted into the right to receive a cash payment from the Surviving Corporation.

     WHEREAS, the Re-Investing Shareholders are presently the beneficial owners of 8,968,873 shares of Company Common Stock (the "Rollover Shares").

     WHEREAS, at the Effective Time of the Merger, the Rollover Shares shall be canceled and in exchange therefore, the Re-Investing Shareholders will receive shares of Surviving Corporation Series B Participating Preferred Stock.

     WHEREAS, the Re-Investing Shareholders have agreed to vote the Rollover Shares beneficially owned by them in favor of the approval and adoption of this Agreement.

     WHEREAS, the transactions described in this Agreement are subject to the approval (i) of CGW, the sole shareholder of the Purchaser, (ii) by a majority of all shares of Company Common Stock entitled to vote at the Shareholders' Meeting (the "Company Shareholder Approval") and (iii) by a majority of all shares of Company Common Stock not held by the Re-Investing Shareholders and entitled to vote at the Shareholders' Meeting (the "Disinterested Shareholder Approval").

     Certain capitalized terms used in this Agreement are defined in Section
12.1 of this Agreement.

     NOW, THEREFORE, in consideration of the above and the mutual warranties, representations, covenants, and agreements set forth herein, the Parties agree as follows:

                                   ARTICLE 1
                        TRANSACTIONS AND TERMS OF MERGER

1.1  Merger.

     Subject to the terms and conditions of this Agreement, at the Effective Time, Purchaser shall be merged with and into the Company in accordance with the provisions of Section 14-2-1101 of the Georgia Business Corporation Code ("GBCC") and with the effect provided in Section 14-2-1106 of the GBCC (the "Merger"). The Company shall be the Surviving Corporation resulting from the Merger and shall continue to be governed by the Laws of the State of Georgia. The Merger shall be consummated pursuant to the terms of this Agreement, which has been approved and adopted by the respective Boards of Directors of the Company and Purchaser and by CGW, as the sole shareholder of Purchaser.

1.2  Time and Place of Closing.

     The closing of the transactions contemplated hereby (the "Closing") will take place at 5:00 P.M., Eastern Standard Time, on the date that the Effective Time occurs, or at such other time as the Parties, acting through their authorized officers, may mutually agree. The Closing shall be held at such location as may be mutually agreed upon by the Parties.

1.3  Effective Time.

     The Merger and other transactions contemplated by this Agreement shall become effective on the date and at the time the Certificate of Merger ("Certificate of Merger") reflecting the Merger shall become effective with the Secretary of State of the State of Georgia (the "Effective Time"). Subject to the terms and conditions hereof, unless otherwise mutually agreed upon in writing by the authorized officers of each Party, the Parties shall use their reasonable efforts to cause the Effective Time to occur on or before the second business day following the last to occur of (i) the effective date (including expiration of any applicable waiting period) of the last required Consent of any Regulatory Authority having authority over and approving or exempting the Merger, and (ii) the date on which the Company Shareholder Approval and the Disinterested Shareholder Approval are obtained.

                                   ARTICLE 2
                                 TERMS OF MERGER

2.1  Amended and Restated Articles of Incorporation.

     The Company shall adopt and file with the Secretary of State of the State of Georgia, immediately following the Company Shareholder Approval and the Disinterested Shareholder Approval and prior to the Closing, the Amended and Restated Articles of Incorporation, substantially in the form attached hereto as Exhibit A. The

Amended and Restated Articles of Incorporation shall be the Amended and Restated Articles of Incorporation of the Surviving Corporation until duly amended or repealed.

2.2  Bylaws.

     The Board of Directors of the Company shall adopt and file with the Secretary of the Company the Amended and Restated Bylaws, substantially in the form attached hereto as Exhibit B, which shall become effective as of the Effective Time. The Amended and Restated Bylaws shall be the Amended and Restated Bylaws of the Surviving Corporation until duly amended or repealed.

2.3  Directors and Officers.

     The directors of Purchaser in office immediately prior to the Effective Time, together with such additional persons as may thereafter be elected, shall serve as the directors of the Surviving Corporation from and after the Effective Time in accordance with the Amended and Restated Bylaws of the Surviving Corporation. The officers of the Company in office immediately prior to the Effective Time, together with such additional persons as may thereafter be elected, shall serve as the officers of the Surviving Corporation from and after the Effective Time in accordance with the Amended and Restated Bylaws of the Surviving Corporation.

                                   ARTICLE 3
                           MANNER OF CONVERTING SHARES

3.1  Conversion of Shares.

     Subject to the provisions of this Article 3, at the Effective Time, by virtue of the Merger and without any action on the part of the Purchaser, the Company or the shareholders of any of the foregoing, the shares of the constituent corporations shall be converted as follows:

     (a) Each share of Purchaser Common Stock issued and outstanding immediately prior to the Effective Time shall cease to be outstanding and shall be converted into .0625 shares of Surviving Corporation Common Stock and one (1) share of Surviving Corporation Series B Participating Preferred Stock.

     (b) Each share of Company Common Stock (excluding the Rollover Shares, the Treasury Shares and the shares held by shareholders who perfect their statutory dissenters' rights as provided in Section 3.3) issued and outstanding immediately prior to the Effective Time shall cease to be outstanding and shall be converted into and exchanged for the right to receive from the Surviving Corporation a cash payment in the amount of $1.50, without interest (less any required withholding of Taxes, the "Cash Payment"), upon surrender of the Certificates in the manner provided by Section 4.1.

     (c) Each of the Rollover Shares shall automatically be canceled and retired and shall cease to exist, and in exchange for such cancellation the Re-Investing Shareholders shall receive 1.5 shares of Surviving Corporation Series B Participating Preferred Stock (the "Stock Payment") for each Rollover Share held by them.

     (d) Each share of Company Common Stock that is owned by the Company or any Subsidiary of the Company (the "Treasury Shares") shall automatically be canceled and retired and shall cease to exist, and no cash or other treasury stock consideration shall be delivered or deliverable in exchange therefore.

     (e) Each share of Company Preferred Stock issued and outstanding following the adoption of the Amended and Restated Articles of Incorporation and prior to the Closing shall remain issued and outstanding.

3.2  Cancellation of Stock Options.

     Each outstanding option or other Equity Right to purchase shares of Company Common Stock ("Company Options") granted by the Company or any of its Subsidiaries under the 1997 Stock Incentive Plan, or otherwise (other than under the Employee Stock Purchase Plan), shall become fully vested and exercisable immediately prior to the Effective Time, whether or not otherwise vested or exercisable. Holders of such Company Options shall be given the opportunity to exercise their Company Options effective immediately prior to the Effective Time. In addition, the Company shall take all action necessary to terminate the Employee Stock Purchase Plan and each Company Option outstanding thereunder prior to the Effective Time. Any Company Option issued under the 1997 Stock Incentive Plan, or otherwise, which is outstanding immediately prior to the Effective Time and is not exercised pursuant to this Section 3.2 shall be canceled in accordance with the terms of the Company Stock Plans and applicable Law, and shall become null and void, and, except for those Company Options described in Section 5.3(d) of the Company Disclosure Memorandum, no consideration shall be exchanged in lieu thereof. At the Effective Time, no Company Options, or rights with respect to Company Options, shall remain outstanding.

3.3  Dissenting Shareholders.

     Any holder of shares of Company Common Stock who perfects such holder's dissenters' rights in accordance with and as contemplated by Section 14-2-1302 of the GBCC shall be entitled to receive from the Surviving Corporation the value of such shares in cash as determined pursuant to such provision of Law; provided, that no such payment shall be made to any dissenting shareholder unless and until such dissenting shareholder has complied with the applicable provisions of the GBCC and surrendered to the Company the certificate or certificates representing the shares for which payment is being made. In the event that after the Effective Time a dissenting shareholder of the Company fails to perfect, or effectively withdraws or loses, such holder's right to appraisal of and payment for such holder's shares, the Surviving Corporation shall issue and deliver the consideration to which such holder of shares of Company Common Stock is entitled under this Article 3 (without interest) upon surrender by such holder of the certificate or certificates representing the shares of Company Common Stock held by such holder. If and to the extent required by applicable Law, the Surviving Corporation will establish (or cause to be established) an escrow account with an amount sufficient to satisfy the maximum aggregate payment that may be required to be paid to dissenting shareholders. Upon satisfaction of all claims of dissenting shareholders, the remaining escrow amount, reduced by payment of the fees and expenses of the escrow agent, will be returned to the Surviving Corporation.

                                   ARTICLE 4
                               EXCHANGE OF SHARES

4.1  Exchange Procedures.

     (a) Promptly after the Effective Time, Purchaser and the Company shall cause the Surviving Corporation's transfer agent or another agent selected by Purchaser (the "Exchange Agent") to mail to each holder of record of a certificate or certificates which represented shares of Company Common Stock immediately prior to the Effective Time (the "Certificates") appropriate transmittal materials and instructions (which shall specify that delivery shall be effected, and risk of loss and title to such Certificates shall pass, only upon proper delivery of such Certificates to the Exchange Agent). The Certificate or Certificates of Company Common Stock so delivered shall be duly endorsed as the Exchange Agent may require. In the event of a transfer of ownership of shares of Company Common Stock represented by Certificates that is not registered in the transfer records of the Company, the Cash Payment provided by Section 3.1(b) may be issued to a transferee if the Certificates representing such shares are delivered to the Exchange Agent, accompanied by all documents required to evidence such transfer and by evidence satisfactory to the Exchange Agent that any applicable stock transfer taxes have been paid. If any Certificate shall have been lost, stolen, mislaid or destroyed, upon receipt of
(i) an affidavit of that fact from the holder claiming such Certificate to be lost, mislaid, stolen or destroyed, (ii) such bond, security or indemnity as Purchaser and the Exchange Agent may reasonably require and (iii) any other documents necessary to evidence and effect the bona fide exchange thereof, the Exchange Agent shall issue to such holder the consideration into which the shares represented by such lost, stolen, mislaid or destroyed Certificate shall have been converted. The Exchange Agent may establish such other reasonable and customary rules and procedures in connection with its duties as it may deem appropriate. The Surviving Corporation shall pay all charges and expenses, including those of the Exchange Agent, in connection with the distribution of the Cash Payment.

     (b) After the Effective Time, each holder of shares of Company Common Stock (other than shares to be canceled pursuant to Section 3.1(d) or as to which statutory dissenters' rights have been perfected as provided in Section 3.3) issued and outstanding at the Effective Time shall surrender the Certificate or Certificates representing such shares to the Exchange Agent and shall promptly upon surrender thereof receive in exchange therefore the Cash Payment or the Stock Payment, as applicable. The Surviving Corporation shall not be obligated to deliver the Cash Payment or the Stock Payment, as applicable, to which any former holder of Company Common Stock is entitled as a result of the Merger until such holder surrenders such holder's Certificate or Certificates for exchange as provided in this Section 4.1.

     (c) Each of the Surviving Corporation and the Exchange Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of shares of Company Common Stock such amounts, if any, as it is required to deduct and withhold with respect to the making of such payment under the Internal Revenue Code or any provision of state, local or foreign Tax Law. To the extent that any amounts are so withheld by the Surviving Corporation or the Exchange Agent, as the case may be, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of Company Common Stock in respect of which such deduction and withholding was made by the Surviving Corporation or the Exchange Agent, as the case may be.

     (d) Any other provision of this Agreement notwithstanding, none of the Surviving Corporation or the Exchange Agent shall be liable to a holder of Company Common Stock for any amounts paid or property delivered in good faith to a public official pursuant to any applicable abandoned property, escheat or similar Law.

4.2  Rights of Former Company Shareholders.

     At the Effective Time, the stock transfer books of the Company shall be closed as to holders of Company Common Stock immediately prior to the Effective Time and no transfer of Company Common Stock by any such holder shall thereafter be made or recognized. Until surrendered for exchange in accordance with the provisions of Section 4.1, each Certificate theretofore representing shares of Company Common Stock (other than shares to be canceled pursuant to Section 3.1(d) or as to which statutory dissenters' rights have been perfected as provided in Section 3.3) shall from and after the Effective Time represent for all purposes only the right to receive the Cash Payment or the Stock Payment, as applicable, in exchange therefore.

                                   ARTICLE 5
                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

     The Company hereby represents and warrants to Purchaser as follows:

5.1  Organization, Standing, and Power of the Company.

     The Company is a corporation duly organized, validly existing, and in good standing under the Laws of the State of Georgia, and has the corporate power and authority to carry on its business as now conducted and to own, lease and operate its Assets. Section 5.1 of the Company Disclosure Memorandum sets forth those states of the United States and foreign jurisdictions where the Company is duly qualified or licensed to transact business as a foreign corporation. The Company is duly qualified or licensed to transact business as a foreign corporation in good standing in the states of the United States and foreign jurisdictions where the character of its Assets or the nature or conduct of its business requires it to be so qualified or licensed, except for such jurisdictions in which the failure to be so qualified or licensed is not reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect. The minute book for the Company and the Company's restated and amended articles of incorporation (the "Company Articles of Incorporation") and bylaws (the "Company Bylaws") have been made available to Purchaser for its review and are true and complete in all material respects as of the date of this Agreement and accurately reflect in all material respects all amendments thereto and all proceedings of the Board of Directors (including any committees of the Board of Directors) and shareholders thereof.

5.2  Authority of Company; No Breach By Agreement.

     (a) The Company has the corporate power and authority necessary to execute, deliver, and, other than with respect to the Merger and the filing of the Amended and Restated Articles of Incorporation, perform this Agreement, and with respect to the Merger and the filing of the Amended and Restated Articles of Incorporation, upon the approval of this Agreement, the Amended and Restated Articles of Incorporation and the Merger by the Company's shareholders in accordance with this Agreement and Georgia Law and subject to filing the Certificate of Merger and the Amended and Restated Articles of Incorporation with the Georgia Secretary of State in accordance with the GBCC, to perform its obligations under this Agreement and to consummate the transactions contemplated hereby. The execution, delivery, and performance of this Agreement and the consummation of the transactions contemplated herein, including the Merger, have been duly and validly authorized by all necessary corporate action in respect thereof on the part of the Company, subject to receipt of the Company Shareholder Approval and the Disinterested Shareholder Approval as contemplated by Section 9.1. Subject to such requisite shareholder approval, this Agreement represents a legal, valid, and binding obligation of the Company, enforceable against the Company in accordance with its terms (except in all cases as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, receivership, conservatorship, moratorium, or similar Laws affecting the enforcement of creditors' rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding may be brought).

     (b) Except as disclosed in Section 5.2(b) of the Company Disclosure Memorandum, neither the execution and delivery of this Agreement by the Company, nor the consummation by the Company of the transactions contemplated hereby, nor compliance by the Company with any of the provisions hereof, will (i) conflict with or result in a breach of any provision of the Company Articles of Incorporation or the Company Bylaws or the articles of incorporation or bylaws or other organizational documents of any Company Subsidiary, or (ii) constitute or result in a Default under, or require any Consent pursuant to, or result in the creation of any Lien on any Asset of any Company Entity under, any Contract or Permit of any Company Entity or, (iii) except as provided in Section 5.2(c) and subject to receipt of the requisite Consents referred to in Section 10.1(c), constitute or result in a Default under, or require any Consent pursuant to, any Law or Order applicable to any Company Entity or any of their respective material Assets, except in the case of clauses (ii) and (iii), for any Default or Lien, or the absence of any Consent, that would not reasonably be expected to have individually or in the aggregate a Company Material Adverse Effect.

     (c) Other than in connection or compliance with the provisions of the Securities Laws, applicable state corporate and securities Laws, and the rules of The Nasdaq Stock Market, and other than notices to or filings with the Internal Revenue Service or the Pension Benefit Guaranty Corporation with respect to any employee benefit plans, or under the HSR Act or similar Antitrust Laws of the Federal Republic of German (the "German Antitrust Laws"), no notice to, filing with, or Consent of, any Regulatory Authority is necessary for the consummation by the Company of the Merger and the other transactions contemplated in this Agreement, except for any notice, filing or Consent the absence of making or obtaining would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

5.3  Capital Stock of the Company.

     (a) The authorized capital stock of the Company consists of (i) 50,000,000 shares of Company Common Stock, of which 17,427,392 shares are issued and outstanding as of the date of this Agreement, and (ii) 5,000,000 shares of preferred stock, no par value per share, none of which are issued and outstanding. As of the date of this Agreement, 2,180,600 Treasury Shares are held in the treasury of the Company. All of the issued and outstanding shares of capital stock of the Company are duly and validly issued and outstanding and are fully paid and nonassessable. All of the issued Treasury Shares are duly and validly issued and are fully paid and nonassessable. None of the outstanding shares of capital stock of the Company has been issued in violation of any preemptive rights of the current or any past shareholders of the Company. Except as disclosed in Section 5.3(a) of the Company Disclosure Memorandum, all outstanding shares of capital stock have been issued by the Company in compliance with the Securities Laws, except where the failure to comply would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

     (b) Except as set forth in Sections 5.3(a) or 5.3(d), there are no shares of capital stock or other equity securities of the Company outstanding and, except as specifically contemplated by this Agreement or as disclosed in Section 5.3(b) of the Company Disclosure Memorandum, the Company is not a party to and, to the Knowledge of the Company no Person has, any Contract or any Equity Right for the purchase, subscription or issuance of any securities of the Company or for the registration of the securities pursuant to the Securities Laws.

     (c) Except as contemplated by this Agreement, there are no shareholder agreements, voting trusts or other agreements or understandings to which the Company or any Company Subsidiary is a party or by which it is bound relating to the issued or unissued capital stock of the Company (including any such agreements or understandings that may limit in any way the solicitation of proxies by or on behalf of the Company from, or the casting of votes by, the shareholders of the Company with respect to this Agreement and the Merger) and granting to any person or group of persons the right to elect, or to designate or nominate for election, a director to the Company's Board of Directors.

     (d) Section 5.3(d) of the Company Disclosure Memorandum identifies the number of shares of Company Common Stock which are reserved and subject to the Company Stock Plans or which have otherwise been granted by the Company either within or outside of a Company Stock Plan. Section 5.3(d) of the Company Disclosure Memorandum also indicates the holder of the option, the optionholder's country of residence, the name of the Company Stock Plan (if granted pursuant to a Company Stock Plan), the type of stock option granted, the date of the grant, the number of shares subject to the option granted, and the exercise price thereof (each option holder who is a resident of the Federal Republic of Germany, as identified on the Company Disclosure Memorandum, is referred to as a "German Optionholder"). As of the date hereof, options to purchase 2,830,000 shares of Company Common Stock were outstanding, of which 2,500,000 options had been granted under the Company Stock Plans and 330,000 options had been granted by the Company outside of the Company Stock Plans. None of the outstanding Company Options are exercisable at an exercise price below $1.50 per share of Company Common Stock. Except with respect to the Company Options held by German Optionholders as disclosed in Section 5.3(d) of the Company Disclosure Memorandum, all outstanding Company Options granted by the Company under the 1997 Stock Incentive Plan or options granted outside the 1997 Stock Incentive Plan may be accelerated and cancelled by the Company's Board of Directors prior to the Effective Time, in its sole discretion and without the consent of any optionholders. The Employee Stock Purchase Plan and any purchase period thereunder may be terminated by the Company's Board of Directors at any time, in its sole discretion and without the consent of any participants in the Employee Stock Purchase Plan. The actions to be taken in Sections 3.2 and 9.9(b) hereof with respect to all outstanding Company Options are permissible under the terms of such options without any further action on the part of the Company, the Purchaser or the holders of such options, except as contemplated by this Agreement.

5.4  Company Subsidiaries.

     The Company has disclosed in Section 5.4 of the Company Disclosure Memorandum each of the Company Subsidiaries that is a corporation (identifying its jurisdiction of incorporation, each jurisdiction in which it is qualified and/or licensed to transact business, the number of shares owned, the par value of such shares, which Company Entity holds such shares and the percentage ownership interest represented by such share ownership) and each of the Company Subsidiaries that is a general or limited partnership, limited liability company, other non-corporate entity or other corporate entity formed pursuant to the Law of a foreign jurisdiction (identifying the foreign jurisdiction which such entity is organized, each jurisdiction in which it is qualified and/or licensed to transact business, the amount and nature of the ownership interest therein and which Company Entity holds such interests). A Company Entity owns all of the issued and outstanding shares of capital stock (or other equity interests) of each Company Subsidiary. Except as disclosed in Section 5.4 of the Company Disclosure Memorandum, (i) no capital stock (or other equity interest) of any Company Subsidiary is or may become required to be issued (other than to another Company Entity) by reason of any Equity Rights, and there are no Contracts by which any Company Subsidiary is bound to issue (other than to another Company Entity) additional shares of its capital stock (or other equity interests) or Equity Rights or by which any Company Entity is or may be bound to transfer any shares of the capital stock (or other equity interests) of any Company Subsidiary (other than to another Company Entity); (ii) there are no Contracts to which any Company Entity, or to the Knowledge of the Company any other Person, is a party relating to the rights of any Company Entity to vote or to dispose of any shares of the capital stock (or other equity interests) of any Company Subsidiary; and (iii) all of the shares of capital stock (or other equity interests) of each Company Subsidiary held by a Company Entity are fully paid and nonassessable, were issued or acquired in accordance with all applicable Laws and are owned by the Company Entity free and clear of any Lien and, with respect to shares of capital stock of a German Company Entity, there has been no open or disguised repayment of any capital contribution. Except as disclosed in Section 5.4 of the Company Disclosure Memorandum, none of the German Company Entities is a party to a profit and loss pooling agreement or domination agreement. Each Company Subsidiary is duly organized, validly existing, and (as to corporations) in good standing under the Laws of the jurisdiction in which it is incorporated or organized, and has the power and authority necessary for it to own, lease, and operate its Assets and to carry on its business as now conducted. Each Company Subsidiary is duly qualified or licensed to transact business as a foreign entity in good standing in the States of the United States and foreign jurisdictions where the character of its Assets or the nature or conduct of its business requires it to be so qualified or licensed, except for such jurisdictions in which the failure to be so qualified or licensed is not reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect. The minute book and other organizational documents for each Company Subsidiary have been made available to Purchaser for its review and are true and complete in all material respects as in effect as of the date of this Agreement and accurately reflect in all material respects all amendments thereto and all proceedings of the Board of Directors, or other governing body, and shareholders thereof.

5.5  SEC Filings; Financial Statements.

     (a) Except as disclosed in Section 5.5 of the Company Disclosure Memorandum, the Company has timely filed or furnished all SEC Documents required to be filed or furnished by the Company since December 31, 1999 (the "Company SEC Reports"). Except as disclosed in Section 5.5 of the Company Disclosure Memorandum, the Company SEC Reports (i) at the time filed or furnished, complied in all material respects as to form with the applicable requirements of the Securities Laws and (ii) did not, at the time they were filed or furnished (or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing or, in the case of registration statements, at the effective date thereof) contain any untrue statement of a material fact or omit to state a material fact required to be stated in such Company SEC Reports or necessary in order to make the statements in such Company SEC Reports, in light of the circumstances under which they were made, not misleading. No Company Subsidiary is required to file any SEC Documents.

     (b) Except as disclosed in Section 5.5 of the Company Disclosure Memorandum, each of the Company Financial Statements (including, in each case, any related notes) contained in the Company SEC Reports, including any Company SEC Reports filed after the date of this Agreement until the Effective Time, complied as to form in all material respects with the applicable published rules and regulations of the SEC with respect thereto, was prepared in accordance with GAAP (except as may be indicated in the notes to such financial statements or, in the case of unaudited interim statements, as permitted by Form 10-Q of the
SEC), and fairly presented in all material respects the consolidated financial position of the Company and its Subsidiaries as at the respective dates and the consolidated results of operations and cash flows for the periods indicated, except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments which were not or are not expected to be material in amount or effect.

5.6  Proxy Statement.

     None of the information supplied by the Company for inclusion or incorporation by reference in the Proxy Statement to be sent to the Company's shareholders in connection with the Shareholders' Meeting, and the Schedule 13E-3, as of the date the Proxy Statement is first mailed to the shareholders of the Company and at the time of the Shareholders' Meeting, will contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Insofar as they relate to the Company or its Subsidiaries or the information supplied by the Company for inclusion therein, the Proxy Statement and the Schedule 13E-3 will, when filed with the SEC, comply as to form in all material respects with the applicable provisions of the Exchange Act and the SEC rules and regulations promulgated thereunder.

5.7  Absence of Undisclosed Liabilities.

     Except as disclosed in Section 5.7 of the Company Disclosure Memorandum, no Company Entity has any Liabilities that are reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect, except Liabilities which (i) are accrued or reserved against in, or described in the notes to, the consolidated balance sheets of the Company as of September 30, 2002, contained in the Company SEC Reports filed prior to the date of this Agreement or reflected in the notes thereto, (ii) incurred in the ordinary course of business consistent with past business practice, (iii) incurred in connection with the transactions contemplated by this Agreement, or (iv) are accrued or reserved against in, or described in the notes to, the draft of the consolidated balance sheets of the Company as of December 31, 2002 delivered to Purchaser on the date of this Agreement.

5.8  Absence of Certain Changes or Events.

     Since September 30, 2002, except as disclosed in Section 5.8 of the Company Disclosure Memorandum, there have been no events, changes, or occurrences which have had, or are reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect.

5.9  Tax Matters.

     (a) Except as disclosed in Section 5.9 of the Company Disclosure Memorandum, all Company Entities have timely filed with the appropriate Regulatory Authorities all Tax Returns in all jurisdictions in which Tax Returns are required to be filed, and such Tax Returns are correct and complete in all respects except where such failure would not reasonably be expected to have a Company Material Adverse Effect. Except as disclosed in Section 5.9 of the Company Disclosure Memorandum, none of the Company Entities is the beneficiary of any extension of time within which to file any Tax Return. All material Taxes due and owing by the Company Entities (whether or not shown on any Tax Return) have been fully and timely paid or are being contested in good faith in appropriate proceedings as disclosed in Section 5.9 of the Company Disclosure Memorandum. There are no Liens for any Taxes (other than a Lien for current real property or ad valorem Taxes not yet due and payable) on any of the Assets of any of the Company Entities. Except as disclosed in Section 5.9 of the Company Disclosure Memorandum, no written claim has ever been received by a Company Entity from an authority in a jurisdiction where such Company Entity does not file a Tax Return that such Company Entity may be subject to Taxes by that jurisdiction.

     (b) Except as disclosed in Section 5.9 of the Company Disclosure Memorandum, none of the Company Entities has received any written notice of assessment or proposed assessment in connection with any Taxes, and there are no pending, or the Knowledge of the Company, threatened disputes, claims, audits or examinations regarding any Taxes of any Company Entity or the assets of any Company Entity exclusive of the standard audits of tax matters required for German filings. No officer or employee responsible for Tax matters of any Company Entity expects any Regulatory Authority to assess any material amount of additional Taxes for any period for which Tax Returns have been filed. Except as disclosed in Section 5.9 of the Company Disclosure Memorandum, none of the Company Entities has waived any statute of limitations in respect of any Taxes or agreed to a Tax assessment or deficiency except to the extent such Tax assessment or deficiency has been paid.

     (c) Each Company Entity has complied in all material respects with all applicable Laws, rules and regulations relating to the withholding of Taxes and the payment thereof to appropriate authorities, including Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee or independent contractor, and Taxes required to be withheld and paid pursuant to Sections 1441 and 1442 of the Internal Revenue Code or similar provisions under foreign Law.

     (d) The unpaid Taxes of each Company Entity (i) did not, as of the date of the most recent Company Financial Statements filed with the SEC, exceed the reserve for Tax Liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the most recent balance sheet (rather than in any notes thereto) included in such Company Financial

Statements for such Company Entity and (ii) do not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with past custom and practice of the Company Entities in filing their Tax Returns (disregarding for purposes of this representation any cancellation of indebtedness income recognized by the Company after the date of this Agreement).

     (e) Except as disclosed in Section 5.9 of the Company Disclosure Memorandum, none of the Company Entities is a party to any Tax allocation or sharing agreement and none of the Company Entities has been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which was Company); none of the Company Entities will have a liability to any third party on or after the Effective Time under any Tax allocation or sharing agreement; and none of the Company Entities has any Tax Liability of any Person under Treasury Regulation Section 1.1502-6 or any similar provision of state, local or foreign Law (other than the other members of the consolidated group of which Company is parent), or as a transferee or successor, by contract or otherwise.

     (f) During the five-year period ending on the date hereof, none of the Company Entities was a distributing corporation or a controlled corporation in a transaction intended to be governed by Section 355 of the Internal Revenue Code.

     (g) Except as disclosed in Section 5.9 of the Company Disclosure Memorandum, none of the Company Entities has made any payments, is obligated to make any payments, or is a party to any contract that could obligate it to make any payments that could be disallowed as a deduction under Section 280G or 162(m) of the Internal Revenue Code, under Section 8a of the German Korperschaftsteuergesetz or Section 4 paragraph 4a of the German Einkommensteuergesetz. The Company is not and has not at any time during the 5-year period ending on the date of the Closing been a United States real property holding corporation within the meaning of Section 897(c) of the Internal Revenue Code. None of the Company Entities has been or will be required to include any adjustment in taxable income for any Tax period (or portion thereof) pursuant to Section 481 of the Internal Revenue Code or any comparable provision under state or foreign Tax Laws as a result of transactions or events occurring prior to the Closing. The net operating losses and net built-in losses of the Company Entities are not subject to any limitation on their use under the provisions of Sections 382, 384 or 269 of the Internal Revenue Code or any other provisions of the Internal Revenue Code or the Treasury Regulations dealing with the utilization of net operating losses or net built-in losses other than any such limitations as may arise as a result of the consummation of the transactions contemplated by this Agreement. The losses of the German Company Entities are not subject to any limitation on their use under the provisions of
Section 8 paragraph 4 of the German Korperschaftsteuergesetz, under Section 12 paragraph 3 of the German Umwandlungsteuergesetz, under Section 15a of the German Einkommensteuergesetz or any other provisions of German tax law dealing with the utilization of losses other than any such limitations as may arise as a result of the consummation of the transactions contemplated by this Agreement.

     (h) Since January 1, 2000, each of the Company Entities has been in substantial compliance with, and its records contain (or the Company Entities have access to) all information and documents (including properly completed IRS Forms W-9) necessary to comply in all material respects with, all applicable information reporting and Tax withholding requirements under federal, state, local or any foreign Tax Laws, and such records identify with reasonable specificity all accounts subject to backup withholding under Section 3406 of the Internal Revenue Code.

     (i) None of the Company Entities has filed a consent pursuant to the provisions of Section 341(f) of the Internal Revenue Code (or any corresponding provision of state, local, or foreign income tax law) or agreed to have Section 341(f)(2) of the Internal Revenue Code (or any corresponding provision of state, local, or foreign income tax law) apply to any disposition of any asset owned by it.

     (j) The Company Entities comply in all material respects with the requirements of Section 482 of the Internal Revenue Code and the regulations thereunder as well as the income allocation rules under Section 8 paragraph of the German Korperschaftsteuergesetz, Section 1 of the German Au(beta)ensteuergesetz and Section 4 paragraph 4 of the German Einkommensteuergesetz as they apply to transfer pricing between controlled entities, including the contemporaneous documentation requirements regarding transfer pricing policies.

     (k) None of the German Company Entities has or had any positive balance (positiver Endbetrag) in the meaning of Section 38 paragraph 1 sentence 1 of the German Korperschaftsteuergesetz.

     (l) None of the Company Entities owns any real property (Grundstucke within the meaning of the Grunderwerbsteuergesetz) situated in the Federal Republic of Germany.

     (m) Section 50c of the German Einkommensteuergesetz was not and is not applicable on any share in any of the German Company Entities including any of such entity's predecessors.

     (n) Except as disclosed in Section 5.9 of the Company Disclosure Memorandum, Section 21 of the German Umwandlungsteuergesetz is not applicable on any share in any of the German Company Entities. None of the shares in any of the German Company Entities have been acquired directly or indirectly from an individual at a value below fair market value. Except as disclosed in Section
5.9 of the Company Disclosure Memorandum, none of the shares in any of the German Company Entities have been written off with tax effect.

     (o) Except as disclosed in Section 5.9 of the Company Disclosure Memorandum, each German Company Entity is and always has been entitled to a full deduction of input VAT.

     (p) During the five-year period ending on the date hereof, none of the German Company Entities was directly or indirectly participating in a transaction intended to be governed by Section 15 of the German
Umwandlungsteuergesetz.

     (q) None of the German Company Entities maintains a reserve (Rucklage) established under Section 6b of the German Einkommensteuergesetz or under chapter (Abschnitt) 35 paragraph 4 of the German Einkommensteuerrichtlinien.

     (r) During the five-year period ending on the date hereof, none of the German Company Entities has received investment grants (Investitionszulage) or investment subsidies (Investitionszuschusse) or has claimed accelerated depreciation allowances pursuant to Section 2 of the German Fordergebietsgesetz.

5.10 Assets.

     (a) Except as disclosed in Section 5.10 of the Company Disclosure Memorandum, as disclosed or reserved against in the Company Financial Statements or as disclosed in the Company SEC Reports, the Company Entities have good and marketable title, free and clear of all Liens, to all of their respective Assets owned by them, except for any such Liens or other defects of title which are not reasonably likely to have a Company Material Adverse Effect. All tangible properties used in the businesses of the Company Entities are in good condition, reasonable wear and tear excepted, and are usable in the ordinary course of business consistent with the Company's past practices.

     (b) Except as disclosed in Section 5.10 of the Company Disclosure Memorandum, the accounts receivable of the Company Entities as set forth on the most recent balance sheet included in the Company Financial Statements filed with the SEC prior to the date of this Agreement or arising since the date thereof are valid and genuine; have arisen solely out of bona fide sales and deliveries of goods, performance of services and other business transactions in the ordinary course of business consistent with past practice; are not subject to valid defenses, set-offs or counterclaims subject to the recorded allowance for collection losses on such balance sheet or recorded since the date thereof. The allowance for collection losses on such balance sheet has been determined in accordance with GAAP and, to the Knowledge of the Company, are sufficient to provide for any losses which may be sustained on realization of the accounts receivable shown on such balance sheet.

     (c) Except as disclosed in Section 5.10 of the Company Disclosure Memorandum, the unbilled services and reimbursable customer expenses as set forth on the most recent balance sheet included in the Company Financial Statements filed with the SEC prior to the date of this Agreement or arising since the date thereof are valid and genuine; have arisen solely out of bona fide sales and deliveries of goods, performance of services and other business transactions in the ordinary course of business consistent with past practice and such amounts have been determined in accordance with GAAP.

     (d) All Assets which are material to the Company's business on a consolidated basis, held under leases or subleases by any of the Company Entities, are held under valid

Contracts enforceable in accordance with their respective terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or other Laws affecting the enforcement of creditors' rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceedings may be brought), and each such Contract is in full force and effect.

     (e) Section 5.10(e) of the Company Disclosure Memorandum lists all insurance policies maintained by the Company Entities. Such insurance policies will remain in full force and effect through the Closing Date. Except as set forth in Section 5.10(e) of the Company Disclosure Memorandum, none of the Company Entities has received notice from any insurance carrier that (i) any policy of insurance will be canceled or that coverage thereunder will be reduced or eliminated, or (ii) premium costs with respect to such policies of insurance will be substantially increased. There are presently no claims for amounts exceeding in any individual case $250,000 pending under such policies of insurance and no notices of claims in excess of such amounts have been given by any Company Entity under such policies.

     (f) The Assets of the Company Entities include all Assets required to operate the business of the Company Entities as presently conducted.

5.11 Intellectual Property.

     (a) Except as disclosed in Section 5.11 of the Company Disclosure Memorandum, each Company Entity owns or has a license to use all of the Intellectual Property used by such Company Entity in the ordinary course of its business, free and clear of all Liens, except where such failure to own or license such Intellectual Property or such Lien would not reasonably be expected to have individually or in the aggregate have a Company Material Adverse Effect (collectively, the "Company Intellectual Property"). Each Company Entity is the owner of or has a license to any Company Intellectual Property sold, distributed or licensed by such Company Entity in connection with such Company Entity's current business operations. Section 5.11 of the Company Disclosure Memorandum lists all trademark, trade name, patent, service mark, brand mark, brand name, industrial design and copyright registered and owned by each Company Entity, identified by its owner (collectively, the "Identified Intellectual Property," and along with all other Intellectual Property owned by each Company Entity which is used in the ordinary course of its business will be collectively referred to as the "Owned Intellectual Property"). Section 5.11 of the Company Disclosure Memorandum lists all the material third party Intellectual Property used, accessed, licensed, sold or sublicensed by each Company Entity, identified by such party, in its current or proposed business (collectively, the "Licensed Intellectual Property"). All Owned Intellectual Property is valid and has been obtained and maintained in material compliance with all Laws.

     (b) No Company Entity has distributed or disclosed any Owned Intellectual Property without a written agreement which protects and preserves each Company Entity's ownership rights therein. To the Knowledge of the Company, no party to a permission, license, agreement or sublicense to use any Owned Intellectual Property is in

Default. No Company Entity or, to the Knowledge of the Company, any third party licensor is in Default under any agreement, permission, license or sublicense to use, sell, distribute or access any Licensed Intellectual Property. No Company Entity has sold, distributed, granted access to or sublicenses to use any Licensed Intellectual Property without the consent of the applicable third party owner, when required to do so.

     (c) No proceedings have been instituted, or are pending or, to the Knowledge of Company, are threatened, which challenge the rights of any Company Entity with respect to the Company Intellectual Property used, accessed, sold or licensed by such Company Entity, nor has any person claimed or alleged any rights to such Company Intellectual Property.

     (d) To the Knowledge of the Company, no third party Intellectual Property infringes on any Owned Intellectual Property.

     (e) Each Company Entity has complied, in all material respects, with all privacy regulations as mandated by Law and/or as required by third parties. Each Company Entity has complied in all material respects with all privacy regulations set forth within such Company Entity's privacy policy and/or Company Entity websites. No software or process of any Company Entity has manifested significant operating problems, other than such problems that have been adequately corrected or are correctable in the ordinary course of business. Such software or process operating problems will not, in the aggregate, result in a material amount of losses or expenses to such Company Entity.

     (f) To the Knowledge of the Company, the conduct of the business of the Company Entities, including without limitation, the use, sale, license and/or distribution of the Owned Intellectual Property, does not infringe any Intellectual Property of any other person.

     (g) No Company Entity is obligated to pay any recurring royalties to any Person with respect to any Company Intellectual Property.

     (h) Since January 1, 2001, every current or former officer or director of any Company Entity is a party to a Contract which requires such officer or director to assign any interest in any Owned Intellectual Property to a Company Entity and to keep confidential any trade secrets, proprietary data, customer information, or other business information of a Company Entity. Except as disclosed in Section 5.11 of the Company Disclosure Memorandum, to the Knowledge of the Company, no officer, director or employee of any Company Entity is party to any Contract which restricts or prohibits such officer, director or employee from engaging in activities competitive with any Person, including any Company Entity.

5.12 Environmental Matters.

     (a) Each Company Entity has been in compliance in all material respects with all Environmental Laws. No Company Entity has received notice of an alleged violation of any Environmental Law from any Regulatory Authority and, to the Knowledge of the

Company, no such notice of a violation is being threatened from any Regulatory Authority.

     (b) During the period of any Company Entity's ownership or operation of any of their respective current properties, to the Knowledge of the Company, there have been no Releases of Hazardous Material in, on, under, from, adjacent to, or affecting (or potentially affecting) such properties and no Hazardous Materials have been used by any Company Entity except as necessary to the conduct of the business and in compliance with all applicable Laws and all material health and safety permits required under all applicable Environmental Laws have been obtained.

5.13 Compliance with Laws.

     Each Company Entity has in effect all Permits necessary for it to own, lease, or operate its material Assets and to carry on its business as now conducted, except for those Permits the absence of which are not reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect, and there has occurred no Default under any such Permit, other than Defaults which could not reasonably be anticipated to have, individually or in the aggregate, a Company Material Adverse Effect. Except as disclosed in Section
5.13 of the Company Disclosure Memorandum or as disclosed in the Company SEC Reports, none of the Company Entities:

     (a) is in Default under any of the provisions of its articles of incorporation or bylaws (or other governing instruments);

     (b) is in Default under any Laws, Orders, or Permits applicable to its business or employees conducting its business, except for Defaults which could not reasonably be anticipated to have, individually or in the aggregate, a Company Material Adverse Effect;

     (c) since January 1, 2000, has received any notification or communication from any agency or department of federal, state, local or foreign government or any Regulatory Authority or the staff thereof (i) asserting that any Company Entity is not, or may not be, in compliance with any Laws or Orders, (ii) threatening to revoke any Permits, or (iii) requiring any Company Entity to enter into or consent to the issuance of a cease and desist order, injunction, formal agreement, directive, commitment, or memorandum of understanding, or to adopt any board resolution or similar undertaking, which restricts materially the conduct of its business or in any manner relates to its employment decisions, its employment or safety policies or practices, or its management;

     (d) since January 1, 2000, has effectuated (i) a "plant closing" (as defined in the Worker Adjustment and Retraining Notification Act (the "WARN Act")) affecting any site of employment or one or more facilities or operating units within any site of employment or facility of any Company Entity; or (ii) a "mass layoff" (as defined in the WARN Act) affecting any site of employment or facility of any Company Entity; and no Company Entity has engaged in layoffs or employment terminations sufficient in number to trigger application of any similar Law. Except as set forth in Section 5.13 of the Company Disclosure Memorandum, none of any Company Entity's employees has suffered an "employment loss" (as defined in the WARN Act) since six months prior to the Closing Date.

     (e) Pursuant to that Acquisition Agreement, dated December 14, 2000, by and among Securicor PLC, Securicor Georgia, Inc., AHL Services, Inc, Argenbright Holdings Limited, Argenbright, Inc., Argenbright Security, Inc., The ADI Group Limited, and AHL Europe Limited, Securicor plc and Argenbright Security, Inc. have agreed to indemnify and hold the Company harmless from any breach by Argenbright Security of that certain Guilty Plea Agreement dated April 14, 2000 by and between Argenbright Holdings Limited and the United States Attorney for the Eastern District of Pennsylvania (the "Plea"). No Litigation related to the facts and circumstances giving rise to the Plea is pending against a Company Entity or, to the Knowledge of the Company, threatened against a Company Entity. No Permit necessary for operating the business, as currently conducted, of the Company was or, to the Knowledge of the Company, will be revoked because of the Plea or the actions of Argenbright Security, Inc. giving rise to the Plea.

     (f) All persons classified as independent contractors of each Company Entity meet the standards under all applicable Laws (including Treasury Regulations under the Internal Revenue Code and federal, state and foreign labor and employment Laws) as independent contractors and no such Person is an employee of any Company Entity under any applicable Law.

     (g) Copies of all reports, and notices relating to any inspection, audit, monitoring or other form of review or enforcement action commenced since January 1, 2000 by a Regulatory Authority have been made available to Purchaser, except for any reports or notices relating to any inspections, audits, monitorings, reviews or enforcement actions, which, if adversely determined against any Company Entity would not reasonably be expected, individually or in the aggregate, to have a Company Material Adverse Effect.

     (h) All Permits required under the Laws of the Federal Republic of Germany for the conduct of the business of the German Company Entities, including but not limited to the temporary staffing business, have been obtained, are unconditional and are not subject to any limitations on applicability. No such Permit is, or to the Knowledge of the Company Entities has been threatened to be, the subject of a proceeding for revocation or invalidation, and the Company Entities know of no reason why such Permits should not be re-issued upon their expiration. Reviews of the business of the German Company Entities by Regulatory Authorities in the Federal Republic of Germany have not resulted in any action by such Regulatory Authority, the effect of which could reasonably be expected to result in a Company Material Adverse Effect. All filings required by any Regulatory Authority in the Federal Republic of Germany, including but not limited to filings with the labor offices, the social security institutions and social insurance institutions for occupational accidents but excluding those filings and disclosures required by Section 325 of the German Commercial Code, have been timely submitted, and when filed did not contain any untrue statement of material fact or omit to state a material fact necessary to make the statements therein not misleading. None of the German Company Entities have provided temporary staffing personnel to any entity engaged in the business of construction (to be defined within the activities prohibited under the temporary staffing regulations) in the Federal Republic of Germany.

5.14 Labor Relations.

     (a) No Company Entity is the subject of any Litigation asserting that it or any other Company Entity has committed a violation of Law or breached a collective bargaining agreement with respect to current or former applicants for employment, employees, independent contractors, or employment practices and policies or with respect to any labor organization or seeking to compel it or any other Company Entity to bargain with any labor organization or other employee representative as to wages or conditions of employment, nor is any Company Entity subject to any bargaining order, injunction or other Order relating to such entity's relationship or dealings with its employees, any labor organization or any other employee representative. Except as set forth in
Section 5.14(a) of the Company Disclosure Memorandum, no employee of a Company Entity is represented by a labor organization and no Company Entity is party to any collective bargaining agreement, shop agreement or similar agreement with any labor organization, or subject to any generally binding customs, betriebliche Ubungen, in the Federal Republic of Germany. There is no strike, slowdown, lockout or other job action or labor dispute involving any Company Entity pending or, to the Knowledge of the Company, threatened and there have been no such actions or disputes in the past five years. To the Knowledge of the Company and except as set forth in Section 5.14(a) of the Company Disclosure Memorandum, in the past five years, there has not been any attempt by any Company Entity employees or any labor organization or other employee representative to organize or certify a collective bargaining unit or to engage in any other union organization activity with respect to the workforce of any Company Entity.

     (b) Except as set forth in Section 5.14(b) of the Company Disclosure Memorandum, the employment of each employee, other than those employees who are employed in Canada, Mexico or the Federal Republic of Germany, and the engagement of each independent contractor of each Company Entity is terminable at will by the relevant Company Entity without any penalty, liability or severance obligation incurred by any Company Entity. With regards to employees resident in Canada, Mexico or Germany or otherwise subject to Canadian, Mexican or German labor laws, there are no restrictions to their termination other than those provided for by applicable Laws or collective bargaining agreements.

     (c) Except as disclosed in Section 5.14(c) of the Company Disclosure Memorandum, all employees who at any time were employed by a Canadian Company Entity or a German Company Entity and were terminated, were terminated in accordance with all applicable Laws.

     (d) The Company Entities have received necessary written documentation from each employee employed in the United States identifying such employee as either a United States citizen or as being legally entitled to work in the United States under the Immigration Reform and Control Act of 1986, as amended, other United States immigration Laws and the Laws related to the employment of non-United States citizens applicable in the state in which the employees are employed.

     (e) The Company has made all payments owed and fulfilled all obligations pursuant to the certain settlement agreement entered into in the United States District Court for the District of Massachusetts in the matter of Robert Kane v. AHL Services, Inc., Argenbright, Inc., and Gage Merchandising Services, Inc. regarding unpaid overtime wages allegedly owed by the Company.

5.15 Employee Benefit Plans

     (a) Section 5.15 of the Company Disclosure Memorandum sets forth a list of
(i) each Employee Benefit Plan and all amendments thereto currently adopted, maintained by, sponsored in whole or in part by, or contributed to by any Company Entity or ERISA Affiliate thereof for the benefit of employees, former employees, retirees, dependents, spouses, directors, independent contractors, or other beneficiaries or under which employees, retirees, former employees, dependents, spouses, directors, independent contractors, or other beneficiaries are eligible to participate, whether any of the foregoing individuals is or was employed by such Company Entity or ERISA Affiliate in the United States, Canada or the Federal Republic of Germany (collectively, the "Company Benefit Plans") and (ii) each Employee Benefit Plan that is not identified in (i) above (e.g., former Employee Benefit Plans) but for which the Company Entity or ERISA Affiliate has any Liability. Copies of all such Company Benefit Plans and Employee Benefit Plans have been delivered or made available to Purchaser. Any of the Company Benefit Plans which is an "employee pension benefit plan," as that term is defined in ERISA Section 3(2), and which is maintained solely or primarily for current or former employees who are or were employed in the United States, is referred to herein as a "Company ERISA Plan." Each Company ERISA Plan which is also a "defined benefit plan" (as defined in Internal Revenue Code
Section 414(j)) is referred to herein as a "Company Pension Plan. Each Company Benefit Plan maintained by a Company Entity solely or primarily for current or former employees who are or were employed in the United States is referred to herein as a "US Company Benefit Plan." Each Company Benefit Plan maintained by a Company Entity solely or primarily for current or former employees who are or were employed in Canada is referred to herein as a "Canadian Benefit Plan."

     (b) The Company has delivered to Purchaser prior to the execution of this Agreement (i) all trust agreements or other funding arrangements for all Company Benefit Plans, (ii) all determination letters, rulings, opinion letters, information letters, advisory opinions, written approvals or written notices issued by the United States Internal Revenue Service ("IRS"), the United States Department of Labor ("DOL") or the Pension Benefit Guaranty Corporation or any Regulatory Authority of Canada or the Federal Republic of Germany with respect to a Company Benefit Plan during this calendar year or any of the preceding three calendar years, (iii) any filing or documentation (whether or not filed with the IRS) where corrective action was taken in connection with the IRS EPCRS program set forth in Revenue Procedure 2002-47 (or its predecessor or successor rulings), (iv) annual reports or returns, audited or unaudited financial statements, actuarial reports and valuations prepared for any Company Benefit

Plan for the current plan year and the three preceding plan years, and (v) the most recent summary plan descriptions and any material modifications thereto for any Company Benefit Plan.

     (c) Except as disclosed in Section 5.15 of the Company Disclosure Memorandum, each Company Benefit Plan is in compliance with the terms of such Company Benefit Plan and in compliance with all applicable Laws, including, where the Company Benefit Plan is a US Company Benefit Plan, all applicable requirements of the Internal Revenue Code and ERISA, the breach or violation of any of which would have, individually or in the aggregate, a Company Material Adverse Effect. Each Company ERISA Plan which is intended to be qualified under
Section 401(a) of the Internal Revenue Code has received a favorable determination letter from the IRS that is still in effect and applies to the Company ERISA Plan, or the Company is within the time permitted under Internal Revenue Code Section 401(b) to apply for a favorable determination letter which when issued will apply retroactively to the Company ERISA Plan as amended and as administered. To the Knowledge of the Company, there are no circumstances likely to result in revocation of any such favorable determination letter. The Company has not received any communication (written or unwritten) from any government agency questioning or challenging the compliance of any Company Benefit Plan with applicable Laws as of the Effective Time. No Company Benefit Plan is currently being audited by a governmental agency for compliance with applicable Laws or has been audited within the past five years with a determination by the governmental agency that the Employee Benefit Plan failed to comply with applicable Laws.

     (d) There has been no oral or written representation or communication with respect to any aspect of the Company Benefit Plans made to employees of the Company which is not in accordance with the written or otherwise preexisting terms and provisions of such plans which individually or in the aggregate would have a Company Material Adverse Effect. Neither the Company nor, to the Knowledge of the Company, any administrator or fiduciary of any Company Benefit Plan (or any agent of any of the foregoing) has engaged in any transaction, or acted or failed to act in any manner, which would subject the Company or Purchaser to any Liability (by indemnity or otherwise) for breach of any fiduciary, co-fiduciary or, in the case of a US Company Benefit Plan, any other duty under part 4 of Title I of ERISA. There are no material unresolved claims or disputes under the terms of, or in connection with, the Company Benefit Plans other than claims for benefits which are payable in the ordinary course of business and no action, proceeding, prosecution, hearing or investigation has been commenced with respect to any Company Benefit Plan.

     (e) Except as disclosed in Section 5.15(e) of the Company Disclosure Memorandum, all Company Benefit Plan annual reports or returns, audited or unaudited financial statements, actuarial valuations, summary annual reports, and summary plan descriptions issued with respect to the Company Benefit Plans are correct and complete, have been timely filed, where applicable, with the IRS, the DOL, the Canada Customs and Revenue Agency or distributed to participants of the Company Benefit Plans (to the extent required by Law). The Company has filed the registration statement required to be filed by the DOL within 120 days of the Company's adoption of the Company's AHL

Services Non-Qualified Plan and the ADISTRA Corporation Non-Qualified Plan (the "Non-Qualified Deferred Compensation Plans") or, prior to the Closing, the Company will have completed the DOL's Delinquent Filer Voluntary Compliance Program with respect to the Non-Qualified Deferred Compensation Plans.

     (f) To the Knowledge of Company, no "party in interest" (as defined in ERISA Section 3(14)) or "disqualified person" (as defined in Internal Revenue Code Section 4975(e)(2)) of any US Company Benefit Plan has engaged in any nonexempt "prohibited transaction" (described in Internal Revenue Code Section 4975(c) or ERISA Section 406).

     (g) Neither the Company nor any of its ERISA Affiliates has any Liability under Title IV of ERISA.

     (h) Except as disclosed in Section 5.15 of the Company Disclosure Memorandum, no Company Entity has any Liability for retiree health and life benefits under any of the Company Benefit Plans and there are no restrictions on the rights of such Company Entity to amend or terminate any such retiree health or benefit Plan without incurring any Liability thereunder except to the extent, if applicable, required under Part 6 of Title I of ERISA or Internal Revenue Code Section 4980B. No Taxes, penalties or fees which would have, individually or in the aggregate, a Company Material Adverse Effect are owing in respect of any Company Benefit Plans, including, without limitation, under Internal Revenue Code Sections 4980B or 5000 with respect to any US Company Benefit Plan, and, to the Knowledge of the Company, no circumstance exists which could give rise to such Taxes.

     (i) Section 5.15 of the Company Disclosure Memorandum sets forth the payments (including, without limitation, severance and change of control payments) that will be made by the Company at the Effective Time as a result of the consummation of the transactions contemplated by this Agreement, stating to whom such payments are owed, under what agreement and a description of the amount owed. Except as disclosed in Section 5.15 of the Company Disclosure Memorandum, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (i) result in any payment (including severance, unemployment compensation, golden parachute, or otherwise) becoming due to any director or any employee of any Company Entity from any Company Entity under any Company Benefit Plan or otherwise, (ii) increase any benefits otherwise payable under any Company Benefit Plan, or (iii) result in any acceleration of the time of payment or vesting of any such benefit. The Employment Agreement dated October 1, 2001 by and between the Company and A. Clayton Perfall has been amended to provide that if the Merger is consummated, Mr. Perfall will receive 1.9 million shares of restricted Surviving Corporation Series B Participating Preferred Stock in lieu of any cash payment otherwise owed to him under the terms of such agreement.

     (j) The assets held under each trust maintained by the Company or its ERISA Affiliates with respect to the Non-Qualified Deferred Compensation Plans equal the accrued benefits under such Non-Qualified Deferred Compensation Plans as of the

Closing Date. The actuarial present values of all other accrued deferred compensation entitlements (including entitlements under any executive compensation, supplemental retirement, or employment agreement) of employees and former employees of any Company Entity and their respective beneficiaries have been fully reflected on the Company Financial Statements to the extent required by and in accordance with GAAP.

     (k) All individuals who render services to any Company Entity and who are authorized to participate in a Company Benefit Plan pursuant to the terms of such Company Benefit Plan are in fact eligible to and authorized to participate in such Company Benefit Plan. All individuals participating in (or eligible to participate in) any Company Benefit Plan are common-law employees of a Company Entity.

     (l) All bonuses which any employee has a nonforfeitable right to be paid by the Company or any Company Subsidiary have been fully paid to eligible recipients or are fully reflected on the Company Financial Statements to the extent required by and in accordance with GAAP as of the Closing Date.

     (m) All payments, contributions or premiums required as of the Effective Time to be remitted or paid to or in respect to each Company Benefit Plan have been remitted and paid in a timely fashion in accordance with the terms thereof, any contract with respect thereto and applicable Laws. Except as disclosed in
Section 5.15 of the Company Disclosure Memorandum, none of the Company Entities maintains or contributes to a registered pension plan in Canada. All of the Canadian Company Benefit Plans are registered and administered in accordance with applicable Laws where required to be so registered and administered. Except as disclosed in Section 5.15 of the Company Disclosure Memorandum, none of the Company Benefit Plans maintained solely or primarily for individuals who are or were employed in Germany provide for pension benefits or entitlements.

5.16 Material Contracts.

     (a) Except as disclosed in Section 5.16 of the Company Disclosure Memorandum or as disclosed in the Company SEC Reports, none of the Company Entities nor any of their respective Assets, businesses, or operations, is a party to, or is bound or affected by, or receives benefits under:

          (i) any employment, severance, termination, consulting, or retirement Contract providing for aggregate payments to any Person in any calendar year in excess of $50,000, provided however, that this amount shall be $100,000 with respect to any Person employed by a German Company Entity;

          (ii) any Contract relating to the borrowing of money by any Company Entity or the guarantee by any Company Entity of any such obligation (other than Contracts evidencing trade payables and Contracts relating to borrowings or guarantees made in the ordinary course of business);

          (iii) any Contract which prohibits or restricts any Company Entity from engaging in any business activities in any geographic area, line of business or otherwise in competition with any other Person;

          (iv) any Contract between or among Company Entities, or between and among a Company Entity and an Affiliate of a Company Entity;

          (v) any partnership, joint venture, strategic alliance or cooperation agreement (or any agreement similar to the foregoing);

          (vi)   any brokerage or finders fee agreements;

          (vii) any license or sublicense of Owned Intellectual Property or Licensed Intellectual Property (other than Contracts entered into in the ordinary course with customers and "shrink-wrap" software licenses);

          (viii) any Contract relating to the provision of data processing, network communication, or other technical services to or by any Company Entity;

          (ix) any Contract relating to the purchase or sale of any goods or services by or to any Company Entity (other than Contracts entered into in the ordinary course of business and involving payments under any individual Contract not in excess of one percent (1%) of the consolidated gross revenues for the Company for the year ended December 31, 2002;

          (x) any contract for the purchase or sale of a real property interest for which such sale or purchase is pending;

          (xi) all contracts and agreements that by their terms provide indemnification rights or obligations of any Company Entity, which provide for potential payments after the Effective Time to any Person in excess of $250,000; and

          (xii) any other Contract or amendment thereto that would be required to be filed as an exhibit to a Form 10-K filed by the Company with the SEC as of the date of this Agreement (together with all Contracts referred to in Sections 5.11, 5.15(a) and 5.17(a), the "Company Contracts").

With respect to each Company Contract: (A) the Contract is in full force and effect; (B) no Company Entity is in Default thereunder except for any Default that would not reasonably be expected to have a Company Material Adverse Effect;
(C) no Company Entity has repudiated or waived any material provision of any such Contract; and (D) no other party to any such Contract is, to the Knowledge of the Company, in Default in any respect or has repudiated or waived any material provision thereunder. Except as disclosed in Section 5.16 of the Company Disclosure Memorandum, all of the indebtedness of any Company Entity for money borrowed is prepayable at any time by such Company Entity without penalty or premium.

     (b) Except as disclosed in Section 5.16 of the Company Disclosure Memorandum, since January 1, 2003, no material licensor, vendor, supplier, licensee, customer or client of any Company Entity has canceled or otherwise modified (in a manner materially adverse to the Company) its relationship with the Company Entity and (i) no such Person has notified any Company Entity of its intention to do so and (ii) to the Knowledge of the Company, the consummation of the transactions contemplated by this Agreement will not affect any of such relationships in a manner that would result in a Company Material Adverse Effect.

     (c) Attached as Section 5.16(c) of the Company Disclosure Memorandum is a true and complete copy of the Seventh Amendment to the Credit Agreement. To the Knowledge of the Company, there exists no facts or circumstances regarding the Company Entities that are reasonably likely to cause a Default (under and as defined in the Credit Agreement) prior to August 29, 2003.

5.17 Real Property.

     (a) Section 5.17 of the Company Disclosure Memorandum sets forth a complete list of all real property leased by the Company Entities or otherwise used by the Company Entities in the conduct of their business or operations (collectively, together with all buildings, structures and other improvements and fixtures located on or under the land described in this Section 5.17 and all easements, right and other appurtenances thereto, means the "Real Property"). Except as set forth in Section 5.17 of the Company Disclosure Memorandum, the Company has provided to Purchaser a true, correct and complete copy of each lease agreement related to the Real Property, as amended if applicable, and effective as of the date hereof (a "Real Property Lease"). No Company Entity owns any Real Property. Each Company Entity has good leasehold interests in the leased Real Property, free and clear of all Liens. There are no proceedings, claims, disputes or conditions affecting any Real Property that would reasonably be expected to curtail or interfere with the current use and operation of such property.

     (b) No Company Entity or, to the Knowledge of the Company, any landlord under a Real Property Lease, is in violation of any applicable building, zoning, health or other Law, contractual restriction, covenant or easements in respect of the use or occupation of the Real Property or structures or their operations thereon except where such violations would not reasonably be expected to have a Company Material Adverse Effect. To the Knowledge of Company, no improvements located on the Real Property are in violation of any applicable building, zoning, health or other Law, contractual restriction, covenant or easement.

     (c) Each Real Property Lease is in full force and effect and there is no existing Default or event of Default, real or claimed, or event which with notice or lapse of time or both would constitute a default thereunder by the applicable Company Entity, or to the Knowledge of Company, any other party to such Real Property Leases.

     (d) Neither the Company nor any Company Entity has in its possession any studies or reports which indicate any defects in the design or construction of any improvements located on the Real Property.

5.18 Legal Proceedings.

     There is no Litigation instituted or pending, or, to the Knowledge of Company, threatened against any Company Entity, or against any director, officer or employee in their capacities as such, or against any Employee Benefit Plan of any Company Entity, or against any Asset, interest, or right of any of them, that is reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect. Section 5.18 of the Company Disclosure Memorandum contains a summary of all Litigation instituted and pending or, to the Knowledge of the Company, threatened as of the date of this Agreement to which any Company Entity is a party and which names a Company Entity as a defendant or cross-defendant or for which any Company Entity has any potential Liability.
Section 5.18 of the Company Disclosure Memorandum contains a summary of all Orders to which any Company Entity is subject.

5.19 Unclaimed or Abandoned Property; Escheat.

     Except as disclosed in Section 5.19 of the Company Disclosure Memorandum,
(a) each Company Entity is in compliance with the Laws of the various states dealing with abandoned or unclaimed property or escheat, except where the failure to be in compliance would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect; and (b) no amounts which are, or would be, or would become, unclaimed property or presumed abandoned under state Laws dealing with abandoned or unclaimed property have been written off, written or reversed to income, or otherwise removed or excluded from the latest balance sheet included in the Company Financial Statements.

5.20 Reports.

     Since January 1, 2000 or the date of organization if later, each Company Entity has timely filed all reports and statements, together with any amendments required to be made with respect thereto, that it was required to file with Regulatory Authorities except where the failure to file such report or statement would not reasonably be expected to have a Company Material Adverse Effect. As of its respective date (or if amended or superseded by a later filing, then on the date of such filing), each such report and document did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading.

5.21 Regulatory Matters.

     No Company Entity or any Affiliate thereof has taken or agreed to take any action or has any Knowledge of any fact or circumstance that is reasonably likely to materially impede or delay receipt of any Consents of Regulatory Authorities referred to in Section

10.1(b) or result in the imposition of a condition or restriction imposed upon any Company Entity by a Regulatory Authority.

5.22 State Takeover Laws.

     The Company and the Special Committee have taken all necessary action to comply with or, if applicable, exempt the transactions contemplated by this Agreement from, or if necessary to challenge the validity or applicability of, any applicable "fair price," "business combination," "control share," or other anti-takeover Laws, including Sections 14-2-1111 and 14-2-1132 of the GBCC (collectively, "Takeover Laws").

5.23 Required Vote.

     The affirmative vote of a majority of all shares of Company Common Stock entitled to vote at the Shareholders' Meeting is required to approve and adopt this Agreement, the Amended and Restated Articles of Incorporation and approve the Merger. No other vote of the shareholders of the Company is required by law, the Company Articles of Incorporation or the Company Bylaws or otherwise in order for the Company to consummate the Merger.

5.24 Financial Advisors.

The Special Committee has received the opinion of the Special Committee Financial Advisor, dated as of or earlier than the date of this Agreement, to the effect that the consideration to be received in the Merger by the holders of Company Common Stock (other than the Re-Investing Shareholders) is fair, from a financial point of view, to such holders, a signed copy of which has been delivered to Purchaser.

5.25 Board Recommendation.

     The Board of Directors of the Company, at a meeting duly called and held, has by unanimous vote of the directors present (who constituted all of the directors then in office) and upon the unanimous recommendation of the Special Committee (i) adopted this Agreement and determined that this Agreement and the transactions contemplated hereby, including the Merger, the Amended and Restated Articles of Incorporation and the transactions contemplated thereby, taken together, are fair to and in the best interests of the Company's shareholders and (ii) resolved to recommend that the holders of the shares of Company Common Stock approve this Agreement, the Merger and the Amended and Restated Articles of Incorporation.

                                   ARTICLE 6
         REPRESENTATIONS AND WARRANTIES OF THE RE-INVESTING SHAREHOLDERS

     The Re-Investing Shareholders severally represent and warrant to Purchaser as follows:

6.1  Authority of Re-Investing Shareholders.

     Each Re-Investing Shareholder has the full power, capacity and authority necessary to enter into and perform his or its obligations under this Agreement and to consummate the transactions contemplated hereby. With respect to Caledonia Investments plc, Argenbright Partners, L.P and the Francis A. Argenbright, Jr. Charitable Remainder Trust, the execution, delivery, and performance of this Agreement and the consummation of the transactions contemplated herein by each such Re-Investing Shareholder, have been duly and validly authorized by all necessary corporate, limited partnership and trust action, as applicable, in respect thereof on the part of each such Re-Investing Shareholder.

6.2  Ownership of Company Common Stock by Re-Investing Shareholders.

     Each Re-Investing Shareholder is the owner of all right, title and interest (legal and beneficial) in and to that number of shares of Company Common Stock set forth next to his or its name in Section 6.2 of the Re-Investing Shareholders Disclosure Memorandum, free and clear of all Liens, except for those Liens described in Section 6.2 of the Re-Investing Shareholders Disclosure Memorandum.

6.3  Investment and Securities Matters.

     (a) Each Re-Investing Shareholder acknowledges and understands that (i) the issuance of the Surviving Corporation Series B Participating Preferred Stock will not be registered under the Securities Act or any other applicable Securities Laws; (ii) the issuance of the Surviving Corporation Series B Participating Preferred Stock is intended to be exempt from registration under the Securities Act and any other applicable Securities Laws by virtue of certain exemptions thereunder, including Section 4(2) of the Securities Act and the provisions of Regulation D promulgated thereunder, and, therefore, the Surviving Corporation Series B Participating Preferred Stock cannot be resold unless registered under the Securities Act and any other applicable Securities Laws or unless an exemption from registration is available.

     (b) Such Re-Investing Shareholder acknowledges that Purchaser and its advisors will rely on the representations and warranties of such Re-Investing Shareholder contained in this Section 6.3 for purposes of determining whether the issuance of the Surviving Corporation Series B Participating Preferred Stock is exempt from registration under the Securities Act and any other applicable Securities Laws.

     (c) Such Re-Investing Shareholder understands that the Surviving Corporation Series B Participating Preferred Stock will be characterized as "restricted securities" under the Securities Act. In this connection, such Re-Investing Shareholder represents that such Re-Investing Shareholder is familiar with Rule 144 promulgated under the Securities Act.

     (d) Such Re-Investing Shareholder is acquiring the Surviving Corporation Series B Participating Preferred Stock solely for his or its own account for investment purposes and not with a view toward any distribution, except as permitted under applicable Securities Laws.

     (e) Such Re-Investing Shareholder has reviewed the Company SEC Reports.

     (f) Such Re-Investing Shareholder (i) has the financial ability to bear the economic risk of the investment in the Surviving Corporation Series B Participating Preferred Stock, (ii) has adequate means for providing for his or its current needs and contingencies, (iii) has no need for liquidity with respect to the investment in the Surviving Corporation Series B Participating Preferred Stock, and (iv) can afford a complete loss of the investment in the Surviving Corporation Series B Participating Preferred Stock at this time and in the foreseeable future.

     (g) Such Re-Investing Shareholder has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of an investment in the Surviving Corporation Series B Participating Preferred Stock and of making an informed investment decision with respect thereto.

     (h) Such Re-Investing Shareholder is an "accredited investor" as that term is defined in Rule 501(a) of Regulation D promulgated under the Securities Act. Without in any way limiting the representations set forth above, such Re-Investing Shareholder further agrees not to make any disposition of all or any portion of the Surviving Corporation Series B Participating Preferred Stock unless and until: (i) there is then in effect a registration statement under the Securities Act covering such proposed disposition and such disposition is made in accordance with such registration statement; or (ii) otherwise in compliance with the Shareholders' Agreement.

     (i) Such Seller acknowledges and agrees that the certificates representing the Surviving Corporation Series B Participating Preferred Stock shall bear substantially the following legend:

     The shares represented by this certificate have not been registered under the Securities Act of 1933, as amended (the "Securities Act"), or under any other applicable securities laws in reliance upon various exemptions therefrom. These shares have been acquired for investment and may not be offered for sale, sold, transferred, or otherwise disposed of, nor will any assignee or transferee thereof be recognized by the Corporation as having any interest in such shares, in the absence of (i) an effective registration statement with respect to the shares under the Securities Act or (ii) an opinion of holder's counsel, which opinion of holder's counsel shall be reasonably satisfactory to the Corporation, to the effect that the transaction by which such shares will be offered for sale, sold, transferred, or otherwise disposed of is exempt from or otherwise in compliance with the registration requirements of the Securities Act and any other applicable securities laws.

6.4  Statements True and Correct.

     None of the information supplied or to be supplied by any Re-Investing Shareholder in writing to the Company or Purchaser for inclusion in the Proxy Statement or Schedule 13E-3 will, at the respective time such documents are filed with the SEC and first published or sent or given to the Company's shareholders, and in the case of the Proxy Statement, at the time that it or any amendment or supplement thereto is mailed to the Company's shareholders, at the time of the Shareholders' Meeting or at the Effective Time, contain any untrue statement of material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

                                   ARTICLE 7
                   REPRESENTATIONS AND WARRANTIES OF PURCHASER

     Purchaser hereby represents and warrants to the Company as follows:

7.1  Organization, Standing, and Power.

     Purchaser is a corporation duly organized, validly existing, and in good standing under the Laws of the State of Georgia, and has the corporate power and authority to carry on its business as now conducted and to own, lease and operate its material Assets. Purchaser is duly qualified or licensed to transact business as a foreign corporation in good standing in the states of the United States and foreign jurisdictions where the character of its Assets or the nature or conduct of its business requires it to be so qualified or licensed, except for such jurisdictions in which the failure to be so qualified or licensed is not reasonably likely to have, individually or in the aggregate, a Purchaser Material Adverse Effect. The authorized capital stock of Purchaser consists of 15,000,000 shares of Purchaser Common Stock, all of which are validly issued and outstanding, fully paid and nonassessable and are owned by CGW free and clear of any Liens.

7.2  Authority; No Breach By Agreement.

     (a) Purchaser has the corporate power and authority necessary to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated herein, including the Merger, have been duly and validly authorized and adopted by all necessary corporate action in respect thereof on the part of Purchaser, including, without limitation, the approval thereof by CGW. This Agreement represents a legal, valid, and binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms (except in all cases as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, receivership, conservatorship, moratorium, or similar Laws affecting the enforcement of creditors' rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding may be brought).

     (b) Neither the execution and delivery of this Agreement by Purchaser, nor the consummation by Purchaser of the transactions contemplated hereby, nor compliance by Purchaser with any of the provisions hereof, will (i) conflict with or result in a breach of any provision of Purchaser's Articles of Incorporation or Bylaws, or (ii) constitute or result in a Default under, or require any Consent pursuant to, or result in the creation of any Lien on any Asset of any Purchaser under, any Contract or Permit of any Purchaser or, (iii) subject to receipt of the requisite Consents referred to in Section 10.1(c), constitute or result in a Default under, or require any Consent pursuant to, any Law or Order applicable to Purchaser or any of its respective material Assets.

     (c) Other than in connection or compliance with the provisions of the Securities Laws, applicable state corporate and securities Laws, and other than Consents required from Regulatory Authorities, or under the HSR Act or the German Antitrust Laws, and other than Consents, filings, or notifications which, if not obtained or made, are not reasonably likely to have, individually or in the aggregate, a Purchaser Material Adverse Effect, no notice to, filing with, or Consent of, any public body or authority is necessary for the consummation by Purchaser of the Merger and the other transactions contemplated in this Agreement.

7.3  Compliance with Laws.

     Purchaser has in effect all Permits necessary for it to own, lease or operate its material Assets and to carry on its business as now conducted, except for those Permits the absence of which are not reasonably likely to have, individually or in the aggregate, a Purchaser Material Adverse Effect, and there has occurred no Default under any such Permit, other than Defaults which could not reasonably be anticipated to have, individually or in the aggregate, a Purchaser Material Adverse Effect. Purchaser is not:

     (a) in Default under its articles of incorporation or bylaws; or

     (b) in Default under any Laws, Orders or Permits applicable to its business or employees conducting its business; or

     (c) since the date of its formation, received any notification or communication from any agency or department of federal, state, or local government or any Regulatory Authority or the staff thereof (i) asserting that Purchaser is not, or may not be, in compliance with any Laws or Orders, (ii) threatening to revoke any Permits, or (iii) requiring Purchaser to enter into or consent to the issuance of a cease and desist order, formal agreement, directive, commitment or memorandum of understanding, or to adopt any board resolution or similar undertaking, which restricts materially the conduct of its business.

7.4  Legal Proceedings.

     There is no Litigation instituted or pending, or, to the Knowledge of Purchaser, threatened against Purchaser, or against any director, employee or employee benefit plan of Purchaser, or against any Asset, interest, or right of any of them, that is reasonably likely to have, individually or in the aggregate, a Purchaser Material Adverse Effect, nor are there any Orders outstanding against Purchaser, that is reasonably likely to have, individually or in the aggregate, a Purchaser Material Adverse Effect.

7.5  Statements True and Correct; Proxy Statement.

None of the information supplied or to be supplied by Purchaser in writing for inclusion in the Proxy Statement or Schedule 13E-3 will, at the respective time such documents are filed with the SEC and first published or sent or given to the Company's shareholders, and in the case of the Proxy Statement, at the time that it or any amendment or supplement thereto is mailed to the Company's shareholders, at the time of the Shareholders' Meeting or at the Effective Time, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The Schedule 13E-3 will, when filed by Purchaser with the SEC, comply as to form in all material respects with the provisions of the Exchange Act and the SEC's rules and regulations promulgated thereunder.

7.6  Regulatory Matters.

     Purchaser has not taken or agreed to take any action or has any Knowledge of any fact or circumstance that is reasonably likely to materially impede or delay receipt of any Consents of Regulatory Authorities referred to in Section 10.1(b) or result in the imposition of a condition or restriction of the type referred to in the last sentence of such Section.

7.7  Financing.

     Purchaser has provided the Company with complete and correct copies of (a) a commitment letter dated March 27, 2003, from CGW pursuant to which CGW has committed to the Company, subject to the terms and conditions set forth therein, to provide an aggregate amount of up to $26.1 million to repay amounts owed to the Senior Lenders and certain other holders of indebtedness of the Company, as well as to pay fees and expenses in connection with the Merger; (b) a subscription agreement from CGW to purchase, subject to the terms and conditions set forth therein, up to 10 million shares of Purchaser Common Stock for an aggregate amount of up to $10 million from CGW to provide the necessary funds for the Cash Payment; (c) a term sheet dated March 12, 2003, from Merrill Lynch Capital pursuant to which it has indicated its interest, subject to the terms and conditions set forth therein, to provide an aggregate amount of $27.5 million to repay amounts owed to the Senior Lenders of the Company (the "Senior Financing"); and (d) a term sheet dated March 27, 2003, from American Capital pursuant to which it has indicated its interest, subject to the terms and conditions set forth therein, to provide an aggregate amount of $15 million to repay amounts owed to the Senior Lenders of the Company (the "Subordinated Financing")(collectively the arrangements described in (a) through (d) of this Section, the "Financing Arrangements"). As of the date hereof, the Financing Arrangements have not been withdrawn and, to Purchaser's knowledge, no circumstances exist which would reasonably be likely to cause any of the terms or conditions of any of Financing Arrangements to not be satisfied.

7.8  Status of Purchaser.

     Purchaser is a newly formed entity, has no operating history and has not entered into any contracts or other agreements other than as contemplated pursuant to the Agreement. Purchaser was formed solely for the purpose of engaging in the transactions contemplated by the Agreement.

7.9  No Other Representations.

     Notwithstanding anything to the contrary contained in the Agreement, Purchaser acknowledges and understands that the Company is making no representation or warranty whatsoever, express or implied, beyond those expressly given in this Agreement.

                                   ARTICLE 8
                    CONDUCT OF BUSINESS PENDING CONSUMMATION

8.1  Affirmative Covenants of Company.

     From the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement, unless the prior written consent of Purchaser shall have been obtained, and except as otherwise expressly contemplated herein, the Company shall, and shall cause each of its Subsidiaries to, (a) operate its business only in the usual, regular, and ordinary course, (b) preserve intact its business organization and Assets and maintain its rights and franchises, and
(c) take no action which would (i) adversely affect the ability of any Party to obtain any Consents required for the transactions contemplated hereby without imposition of a condition or restriction of any type on any Company Entity, or
(ii) adversely affect the ability of any Party to perform its covenants and agreements under this Agreement.

8.2  Negative Covenants of Company.

     From the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement, unless the prior written consent of Purchaser shall have been obtained, and except as otherwise expressly contemplated herein, the Company covenants and agrees that it will not do or agree or commit to do, or permit any of its Subsidiaries to do or agree or commit to do, any of the following:

     (a) amend the articles of incorporation, bylaws or other governing instruments of any Company Entity;

     (b) incur any additional debt obligation or other obligation for borrowed money (other than indebtedness of a Company Entity to another Company Entity) except in the ordinary course of the business of the Company Entities consistent with past practices, or impose, or suffer the imposition, on any Asset of any Company Entity of any Lien or permit any such Lien to exist (other than in connection with Liens in effect as of the date hereof that are disclosed in the Company Disclosure Memorandum);

     (c) repurchase, redeem, or otherwise acquire or exchange (other than exchanges in the ordinary course under Employee Benefit Plans), directly or indirectly, any shares, or any securities convertible into any shares, of the capital stock of any Company Entity, or declare or pay any dividend or make any other distribution in respect of the Company's capital stock;

     (d) except for this Agreement, or for the issuance of Company Preferred Stock to the Senior Lenders and CGW in connection with the Financing, or pursuant to the exercise of stock options outstanding as of the date hereof and pursuant to the terms thereof in existence on the date hereof, or as disclosed in Section 8.2(d) of the Company Disclosure Memorandum, issue, sell, pledge, encumber, authorize the issuance of, enter into any Contract to issue, sell, pledge, encumber, or authorize the issuance of, or otherwise permit to become outstanding, any additional shares of Company Common Stock or any other capital stock of any Company Entity, or any stock appreciation rights, or any option, warrant, or other Equity Right;

     (e) adjust, split, combine or reclassify any capital stock of any Company Entity or issue or authorize the issuance of any other securities in respect of or in substitution for shares of Company Common Stock, or sell, lease, mortgage or otherwise dispose of or otherwise encumber (i) any shares of capital stock of any Company Subsidiary (unless any such shares of stock are sold or otherwise transferred to another Company Entity) or (ii) any Asset other than in the ordinary course of business for reasonable and adequate consideration;

     (f) except for purchases of U.S. Treasury securities or U.S. Government agency securities, which in either case have maturities of three years or less, purchase any securities or make any material investment, either by purchase of stock of securities, contributions to capital, Asset transfers, or purchase of any Assets, in any Person other than a wholly owned Company Subsidiary, or otherwise acquire direct or indirect control over any Person, other than in connection with (i) foreclosures in the ordinary course of business or (ii) the creation of new wholly owned Subsidiaries organized to conduct or continue activities otherwise permitted by this Agreement;

     (g) grant any material increase in compensation or benefits to the employees or officers of any Company Entity, except in accordance with past practice or as disclosed in Section 8.2(g) of the Company Disclosure Memorandum or as required by Law or by the collective bargaining agreements currently under negotiation in the Federal Republic of Germany between the trade unions and the employers' associations of the temporary staffing industry (the "German Collective Bargaining Agreements"); pay any severance or termination pay or any bonus other than pursuant to written policies or written Contracts in effect on the date of this Agreement and disclosed in Section 8.2(g) of the Company Disclosure Memorandum; enter into or amend any severance agreements with officers of any Company Entity; grant any material increase in fees or other increases in compensation or other benefits to directors of any Company Entity except in accordance with past practice or as disclosed in Section 8.2(g) of the Company Disclosure Memorandum or; except as provided in Section 3.2, waive any stock repurchase rights, accelerate, amend or change the period of exercisability of any Equity Rights or restricted stock, or reprice Equity Rights granted under the Company Stock Plans or authorize cash payments in exchange for any Equity Rights;

     (h) enter into or amend any employment Contract between any Company Entity and any Person (unless such amendment is required by Law or the German Collective Bargaining Agreements) that the Company Entity does not have the unconditional right to terminate without Liability (other than Liability for services already rendered), at any time on or after the Effective Time; or

     (i) adopt any new employee benefit plan of any Company Entity or terminate or withdraw from, or make any material change in or to, any existing Employee Benefit Plans of any Company Entity other than any such change that is required by Law or that, in the opinion of counsel, is necessary or advisable to maintain the tax qualified status of any such plan, or make any distributions from such employee benefit plans, except as required by Law, the terms of such plans or consistent with past practice;

     (j) make any significant change in any Tax or accounting methods or systems of internal accounting controls, except as may be appropriate to conform to changes in Tax Laws or regulatory accounting requirements or GAAP;

     (k) commence any Litigation other than in accordance with past practice or settle any Litigation involving any Liability of any Company Entity for material money damages or restrictions upon the operations of any Company Entity;

     (l) except in the ordinary course of business, enter into, modify, amend or terminate any material Contract or waive, release, compromise or assign any material rights or claims; provided, however, in no event shall the Company amend the Credit Agreement in a manner, take any other action, or fail to take any action, (i) which would result in the Expiration Date (under and as defined in the Credit Agreement) or the maturity of the Credit Agreement occurring prior to July 31, 2003, (ii) which could cause the full and final payment of the Obligations (under and as defined in the Credit Agreement) to become due before such date or (iii) which would result in a Default under the Credit Agreement; or

     (m) except in the ordinary course of business, abandon, cancel, sell or transfer any Owned Intellectual Property.

8.3  Covenants of Purchaser.

     From the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement, unless the prior written consent of the Company shall have been obtained, and except as otherwise expressly contemplated herein, Purchaser covenants and agrees that it shall take no action which would
(i) materially adversely affect the ability of any Party to obtain any Consents required for the transactions contemplated hereby without imposition of a condition or restriction, or (ii) materially adversely affect the ability of any Party to perform its covenants and agreements under this Agreement.

8.4  Adverse Changes in Condition.

     (a) Each Party agrees to give written notice promptly to the other upon becoming aware of the occurrence or impending occurrence of any event or circumstance, describing such event or circumstance in reasonable detail, relating to it or any of its Subsidiaries which (i) is reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect or a Purchaser Material Adverse Effect, as applicable, or (ii) would cause or constitute a material breach of any of its representations, warranties, or covenants contained herein, and to use its reasonable efforts to prevent or promptly to remedy the same.

     (b) Upon Purchaser's receipt of a notice from the Company pursuant to
Section 8.4(a) relating to the Company Financial Statements for the years ended December 31, 2000, 2001 and 2002, as audited by the Company's independent auditors, Purchaser shall have ten (10) business days in which to notify the Company in writing of its intention to terminate the Agreement. To the extent Purchaser does not so notify the Company within such time period, Purchaser shall thereafter be precluded from asserting that the event or circumstance specified in such Notice constitutes a Company Material Adverse Effect or grounds for termination of the Agreement.

8.5  Reports.

     Each Party and their Subsidiaries shall file all reports required to be filed by it with Regulatory Authorities between the date of this Agreement and the Effective Time and shall deliver to the other copies of all such reports promptly after the same are filed. All such reports will comply as to form in all material respects with the provisions of applicable Law. If financial statements are contained in any such reports filed with the SEC, such financial statements will fairly present the consolidated financial position of the entity filing such statements as of the dates indicated and the consolidated results of operations, changes in shareholders' equity, and cash flows for the periods then ended in accordance with GAAP (subject in the case of interim financial statements to normal recurring year-end adjustments that are not material). As of their respective dates, such reports filed with the SEC will comply in all material respects with the Securities Laws and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Any financial statements contained in any other reports to another Regulatory Authority shall be prepared in accordance with Laws applicable to such reports.

                                   ARTICLE 9
                              ADDITIONAL AGREEMENTS

9.1  Proxy Statement and Schedule 13E-3; Shareholder Approval.

     (a) As promptly as practicable after the execution of this Agreement, the Company and Purchaser shall cooperate and promptly prepare and file with the SEC a proxy statement relating to the meeting of the Company's shareholders to be held in connection with the Merger (together with any amendments thereof or supplements thereto, the "Proxy Statement"), a joint Rule 13e-3 Transaction Statement on Schedule 13E-3 (together with any amendments thereof or supplements thereto, the "Schedule 13E-3") with respect to the Merger. The respective parties shall cause the Proxy Statement and the Schedule 13E-3 to comply as to form in all material respects with the applicable provisions of the Exchange Act, including Regulation 14A and Rule 13e-3. The respective Parties, after consultation with the other, will use all reasonable efforts to respond to any comments made by the SEC with respect to the Proxy Statement and the Schedule 13E-3. Each of the Purchaser and the Company shall furnish to each other all information concerning it and the holders of its capital stock as the other may reasonably request in connection with such actions and the preparation of the Proxy Statement and the Schedule 13E-3.

     (b) No amendment or supplement to the Proxy Statement, the Schedule 13E-3 or any other SEC Document will be made by the Company without the reasonable approval of Purchaser. The Company will advise Purchaser, promptly after it receives notice thereof, of any request by the SEC for amendment of the Proxy Statement or any other SEC Document or comments thereon and responses thereto or requests by the SEC for additional information.

     (c) Each of the Parties agrees to use its reasonable efforts to cooperate and to provide each other with such information as any of such parties may reasonably request in connection with the preparation of the Proxy Statement and the Schedule 13E-3. Each Party agrees promptly to supplement, update and correct any information provided by it for use in the Proxy Statement and the Schedule 13E-3 to the extent that it is or shall have become incomplete, false or misleading. If at any time prior to the Effective Time, any event or circumstance relating to Purchaser or its officers and directors, should be discovered by Purchaser which should be set forth in an amendment or supplement to the Proxy Statement or the Schedule 13E-3, Purchaser shall promptly inform the Company. If at any time prior to the Effective Time, any event or circumstance relating to the Company, or its officers or directors, should be discovered by the Company which should be set forth in an amendment or a supplement to the Proxy Statement or the Schedule 13E-3, the Company shall promptly inform Purchaser.

     (d) As promptly as practicable after the clearance of the Proxy Statement and the Schedule 13E-3 by the SEC, the Company shall mail the Proxy Statement to its shareholders (or, if the SEC chooses not to review the Proxy Statement and the Schedule 13E-3, within 10 days after the date that the SEC notifies the Company that it will not review the Proxy Statement). Subject to Sections 9.1(h) and 9.2, the Proxy Statement shall include the recommendation of the Board of Directors of the Company and the Special Committee thereof that approval of this Agreement, the Merger and the Amended and Restated Articles of Incorporation by the Company's shareholders is advisable and that the Board of Directors of the Company and the Special Committee have determined that the Merger and the Amended and Restated Articles of Incorporation is fair to, and in the best interests of, the Company's shareholders.

     (e) In accordance with the Company Articles of Incorporation and Company Bylaws, the Company shall duly call, give notice of, convene and hold a Shareholders' Meeting, to be held as promptly as practicable after execution of this Agreement, on a date reasonably acceptable to Purchaser, for the purpose of voting upon approval of this (i) Agreement, (ii) the Amended and Restated Articles of Incorporation and (iii) the Merger by the Company's shareholders and such other related matters as it deems appropriate. The Company shall use its reasonable efforts to hold the Shareholders' Meeting as promptly as practicable after the date on which the Proxy Statement is cleared by the SEC.

     (f) The Company shall use its best efforts to obtain the Company Shareholder Approval and the Disinterested Shareholder Approval, subject to the terms of Section 9.1(h) and 9.2.

     (g) In connection with the Merger, the Company shall furnish Purchaser with mailing labels containing the names and addresses of all record holders of shares of Company Common Stock and with security position listings of shares of Company Common Stock held in stock depositories, each as of a recent date, and of those persons becoming record holders subsequent to such date. The Company shall furnish Purchaser with all such additional information (including, but not limited to, updated lists of holders of shares of Company Common Stock and their addresses, mailing labels and lists of security positions) and such other assistance as Purchaser or its agents may reasonably request in soliciting proxies and communicating the Merger to the record and beneficial owners of shares of Company Common Stock. Subject to the requirements of applicable law, and except for such steps as are necessary to disseminate the Proxy Statement and any other documents necessary to consummate the Merger, Purchaser shall hold in confidence the information contained in such labels, listings and files, and shall use such information only in connection with the Merger. If this Agreement is terminated, Purchaser will deliver to the Company all copies of such information (and extracts and summaries thereof) then in its or its agent's or advisor's possession.

     (h) Neither the Board of Directors of the Company nor any committee thereof shall, except as expressly permitted by this Section 9.1(h), (i) withdraw, qualify or modify, or propose publicly to withdraw, qualify or modify, in a manner adverse to Purchaser, the approval or recommendation of such Board of Directors of this Agreement, the Amended and Restated Articles of Incorporation or the Merger, (ii) approve or recommend, or propose publicly to approve or recommend, any Acquisition

Proposal, or (iii) cause the Company to enter into any letter of intent, agreement in principle, acquisition agreement or other similar agreement (each, an "Acquisition Agreement") related to any Acquisition Proposal. Notwithstanding the foregoing, in the event that, prior to obtaining the Disinterested Shareholder Approval, the Special Committee determines in good faith, after it has received a Superior Proposal and after receipt of advice from outside counsel, that the failure to do so would result in a reasonable possibility that the Board of Directors of the Company would breach its fiduciary duties to the Company's shareholders under applicable Law, the Board of Directors of the Company may (subject to this sentence) inform the Company's shareholders that it no longer believes that the Merger is advisable and no longer recommends approval and may (subject to this sentence) approve or recommend a Superior Proposal (and in connection therewith withdraw or modify its approval or recommendation of this Agreement, the Amended and Restated Articles of Incorporation or the Merger) (a "Subsequent Determination"), but only at a time that is after the second business day following Purchaser's receipt of written notice advising Purchaser that the Board of Directors of the Company has received a Superior Proposal specifying the material terms and conditions of such Superior Proposal (and including a copy thereof with all accompanying documentation, if in writing), identifying the person making such Superior Proposal and stating that it intends to make a Subsequent Determination. Notwithstanding any other provision of this Agreement, the Company shall submit this Agreement and the Amended and Restated Articles of Incorporation to its shareholders at its Shareholders' Meeting even if the Board of Directors of the Company determines at any time after the date hereof that it is no longer advisable or recommends that the Company's shareholders reject it.

9.2  Other Offers.

     (a) No Company Entity shall, nor shall it authorize or permit any of its Affiliates or Representatives to, directly or indirectly (i) solicit, initiate, encourage or induce the making, submission or announcement of any Acquisition Proposal, (ii) participate in any discussions or negotiations regarding, or furnish to any Person or "Group" (as such term is defined in Section 13(d) under the Exchange Act) any nonpublic information with respect to, or take any other action to facilitate any inquiries or the making of any proposal that constitutes or may reasonably be expected to lead to, any Acquisition Proposal,
(iii) approve, endorse or recommend any Acquisition Proposal, or (iv) enter into any agreement contemplating or otherwise relating to any Acquisition Transaction. Notwithstanding the foregoing, this Section 9.2(a) shall not prohibit a Company Entity from furnishing nonpublic information regarding any Company Entity to, or entering into a confidentiality agreement or discussions or negotiations with, any Person or Group in response to a bona fide unsolicited written Acquisition Proposal submitted by such Person or Group (and not withdrawn) if all of the following conditions are met: (A) no Company Entity or Representative or Affiliate thereof shall have solicited, initiated, encouraged or induced the making, submission or announcement of any Acquisition Proposal,
(B) the Special Committee determines in its good faith judgment (based on, among other things, the advice of the Special Committee Financial Advisor or any other financial advisor of nationally recognized reputation) that such Acquisition Proposal constitutes a Superior Proposal or is reasonably likely to lead to a Superior Proposal, (C) the Special Committee concludes in good faith, after consultation with its outside legal counsel, that the failure to take such action would be inconsistent with its fiduciary duties, as such duties would exist in the absence of this Section 9.2, to the shareholders of the Company under applicable Law, (D) (1) prior to furnishing any such nonpublic information to, or entering into discussions or negotiations with, such Person or Group, the Company gives Purchaser written notice of the identity of such Person or Group and of the Company's intention to furnish nonpublic information to, or enter into discussions or negotiations with, such Person or Group, and (2) the Company receives from such Person or Group an executed confidentiality agreement containing terms no less favorable to the disclosing party than the terms of the Confidentiality Agreement and (E) contemporaneously with furnishing any such nonpublic information to such Person or Group, the Company furnishes such nonpublic information to Purchaser (to the extent such nonpublic information has not been previously furnished by the Company to Purchaser).

     (b) In addition to the obligations of the Company set forth in Section 9.2(a), as promptly as practicable, and in any event within one business day after any of the executive officers of the Company become aware thereof, the Company shall advise Purchaser of any request received by the Company for nonpublic information which the Company reasonably believes could lead to an Acquisition Proposal or of any Acquisition Proposal, the material terms and conditions of such request or Acquisition Proposal, and the identity of the Person or Group making any such request or Acquisition Proposal. The Company shall keep Purchaser informed promptly of material amendments or modifications to any such request or Acquisition Proposal.

     (c) The Company and its Subsidiaries shall immediately cease any and all existing activities, discussions or negotiations with any Persons conducted heretofore with respect to any Acquisition Proposal and will use their respective reasonable best efforts to enforce any confidentiality or similar agreement relating to any Acquisition Proposal. Without limiting the foregoing, it is agreed that any violation of the restrictions set forth in this Section 9.2, by any Affiliate or Representative of any Company Entity shall be deemed to be a breach of this Section 9.2 by the Company.

     (d) Nothing contained in this Agreement shall prevent a Party or its board of directors from complying with Rule 14d-9 and Rule 14e-2 under the Exchange Act with respect to an Acquisition Proposal.

9.3  Antitrust Notification; Consents of Regulatory Authorities.

     (a) To the extent required by the HSR Act and the German Antitrust Laws, each of the Parties will, within a reasonable period of time, file with the United States Federal Trade Commission ("FTC"), the United States Department of Justice ("DOJ") and the appropriate Regulatory Authority in the Federal Republic of Germany the notification and report form required for the transactions contemplated hereby, will promptly file any supplemental or additional information which may reasonably be requested in connection therewith pursuant to the HSR Act or the German Antitrust Laws, and will comply in all material respects with the requirements of the HSR Act and the German Antitrust Laws.

Each Party shall use its reasonable efforts to resolve objections, if any, which may be asserted with respect to the Merger under the HSR Act, the Sherman Act, as amended, the Clayton Act, as amended, the Federal Trade Commission Act, as amended, the German Antitrust Laws and any other federal, state or foreign Law or, regulation or decree designed to prohibit, restrict or regulate actions for the purpose or effect of monopolization or restraint of trade (collectively "Antitrust Laws"). In the event any Litigation is threatened or instituted challenging the Merger as violative of Antitrust Laws, each Party shall use its reasonable efforts to avoid the filing of, or resist or resolve such Litigation. Each Party shall use its reasonable efforts to take such action as may be required by: (i) the DOJ and/or the FTC and/or any Regulatory Authority in the Federal Republic of Germany in order to resolve such objections as any of them may have to the Merger under the Antitrust Laws, or (ii) any federal or state court of the United States, or similar court of competent jurisdiction in any foreign jurisdiction, in any suit brought by any Regulatory Authority or any other Person challenging the Merger as violative of the Antitrust Laws, in order to avoid the entry of any Order (whether temporary, preliminary or permanent) which has the effect of preventing the consummation of the Merger and to have vacated, lifted, reversed or overturned any such Order. Reasonable efforts shall not include the willingness of Purchaser to accept an Order agreeing to the divestiture, or the holding separate, of any Assets of any Affiliate of Purchaser or any Company Entity which Purchaser reasonably determines to be material to Purchaser or to the benefits of the transaction for which it has bargained for hereunder. Purchaser shall be entitled to direct any proceedings or negotiations with any Regulatory Authority relating to any of the foregoing, provided that it shall afford the Company a reasonable opportunity to participate therein. Notwithstanding anything to the contrary in this Section, no Affiliate of Purchaser shall be required to divest any of its businesses, product lines or Assets, or to take or agree to take any other action or agree to any limitation, that is reasonably likely to have a Material Adverse Effect on Purchaser or on Purchaser combined with the Company after the Effective Time.

     (b) The Parties hereto shall cooperate with each other and use their reasonable efforts to promptly prepare and file all necessary documentation, to effect all applications, notices, petitions and filings (which shall include the filings pursuant to subsection (a) above), and to obtain as promptly as practicable all Consents of all Regulatory Authorities and other Persons which are necessary or advisable to consummate the transactions contemplated by this Agreement (including the Merger). The Parties agree that they will consult with each other with respect to the obtaining of all Consents of all Regulatory Authorities and other Persons necessary or advisable to consummate the transactions contemplated by this Agreement and each Party will keep the other apprised of the status of matters relating to contemplation of the transactions contemplated herein. Each Party also shall promptly advise the other upon receiving any communication from any Regulatory Authority whose Consent is required for consummation of the transactions contemplated by this Agreement which causes such Party to believe that there is a reasonable likelihood that any requisite Consent will not be obtained or that the receipt of any such Consent will be materially delayed.

9.4  Filings with State Offices.

     Upon the terms and subject to the conditions of this Agreement, the Company shall execute and file the Certificate of Merger and the Amended and Restated Articles of Incorporation with the Secretary of State of the State of Georgia in connection with the Closing.

9.5  Agreement as to Efforts to Consummate.

     Subject to the terms and conditions of this Agreement, each Party agrees to use, and to cause its Subsidiaries to use, its reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper, or advisable under applicable Laws to consummate and make effective, as soon as reasonably practicable after the date of this Agreement, the transactions contemplated by this Agreement, including using its reasonable efforts to lift or rescind any Order adversely affecting its ability to consummate the transactions contemplated herein and to cause to be satisfied the conditions referred to in Article 10; provided, that nothing herein shall preclude either Party from exercising its rights under this Agreement.

9.6  Investigation and Confidentiality.

     (a) Prior to the Effective Time, the Company shall keep Purchaser advised of all material developments relevant to its business and to consummation of the Merger and shall permit Purchaser to make or cause to be made such investigation of the business and properties of the Company and its Subsidiaries and of their respective financial and legal conditions as Purchaser reasonably requests, provided that such investigation shall be reasonably related to the transactions contemplated hereby and shall not interfere unnecessarily with the normal operations of the Company. No investigation by a Party shall affect the ability of such Party to rely on the representations and warranties of the other Party.

     (b) In addition to Purchaser's obligations under the Confidentiality Agreement, which is hereby reaffirmed and adopted, and incorporated by reference herein Purchaser shall, and shall cause its advisers and agents to, maintain the confidentiality of all confidential information furnished to it by the Company concerning the Company and its Subsidiaries' businesses, operations, and financial positions and shall not use such information for any purpose except in furtherance of the transactions contemplated by this Agreement. If this Agreement is terminated prior to the Effective Time, Purchaser shall promptly return or certify the destruction of all documents and copies thereof, and all work papers containing confidential information received from Company.

     (c) Each Party agrees to give the other Party notice as soon as practicable after any determination by it of any fact or occurrence relating to the other Party which it has discovered through the course of its investigation and which represents, or is reasonably likely to represent, either a material breach of any representation, warranty, covenant or agreement of the other Party or which has had or is reasonably likely to have a Company Material Adverse Effect or a Purchaser Material Adverse Effect, as applicable.

9.7  Press Releases.

     Prior to the Effective Time, the Company and Purchaser shall consult with each other as to the form and substance of any press release or other public disclosure materially related to this Agreement or any other transaction contemplated hereby; provided, that nothing in this Section 9.7 shall be deemed to prohibit any Party from making any disclosure which its counsel deems necessary or advisable in order to satisfy such Party's disclosure obligations imposed by Law.

9.8  State Takeover Laws.

     Each Company Entity shall take all necessary steps to comply with or exempt the transactions contemplated by this Agreement from, or if necessary to challenge the validity or applicability of, any applicable Takeover Law.

9.9  Employee Benefits.

     (a) Except as may otherwise be required by the German Collective Bargaining Agreements, Purchaser agrees that, for a period of 12 months following the Effective Time, the Surviving Corporation shall provide generally to officers and employees of the Company Entities employee benefits under employee benefit and welfare plans, on terms and conditions which when taken as a whole are substantially similar to those currently provided by the Company Entities to their similarly situated officers and employees. Purchaser also shall cause the Surviving Corporation to honor in accordance with their terms all provisions for vested benefits or other vested amounts earned or accrued through the Effective Time under the Company Benefit Plans.

     (b) The Company's Board of Directors shall take all action required and necessary (i) to accelerate and cancel all outstanding Company Options whether under the 1997 Stock Incentive Plan or otherwise (other than under the Employee Stock Purchase Plan), prior to the Effective Time, (ii) in connection with the foregoing, to obtain the consent of each German Optionholder to the acceleration and cancellation of all Company Options held by him or her prior to the Effective Time and (iii) to terminate the Employee Stock Purchase Plan, any purchase period thereunder and all Company Options thereunder, prior to the Effective Time. The Company shall return to each participant in the Employee Stock Purchase Plan the balance of his or her plan account prior to the Effective Time.

9.10 Indemnification.

     (a) For a period of six years after the Effective Time, Purchaser shall, and shall cause the Surviving Corporation to, indemnify, defend and hold harmless the present and former directors, officers, employees and agents of the Company Entities (each, an "Indemnified Party") against all Liabilities arising out of actions or omissions arising out of the Indemnified Party's service or services as directors, officers, employees or agents of the Company or, at the Company's request, of another corporation, partnership, joint venture, trust or other enterprise occurring at or prior to the Effective Time (including the transactions contemplated by this Agreement) to the fullest extent permitted under

Georgia Law and the Company Articles of Incorporation and Company Bylaws as in effect on the date hereof, including provisions relating to advances of expenses incurred in the defense of any Litigation and whether or not Purchaser is insured against any such matter. Without limiting the foregoing, in any case in which approval by the Surviving Corporation is required to effectuate any indemnification, the Surviving Corporation shall direct, at the election of the Indemnified Party, that the determination of any such approval shall be made by independent counsel mutually agreed upon between Purchaser and the Indemnified Party.

     (b) Purchaser shall, or shall cause the Surviving Corporation to, use its reasonable efforts (and the Company shall cooperate prior to the Effective Time in these efforts) to maintain in effect for a period of six years after the Effective Time the Company's existing directors' and officers' liability insurance policy (provided that Purchaser or the Surviving Corporation may substitute therefor (i) policies of at least $5 million of coverage containing terms and conditions which are substantially no less advantageous or (ii) with the consent of the Company given prior to the Effective Time, any other policy) with respect to claims arising from facts or events which occurred prior to the Effective Time and covering persons who are currently covered by such insurance; provided, that neither Purchaser nor the Surviving Corporation shall be obligated to make aggregate annual premium payments for such six-year period in respect of such policy (or coverage replacing such policy) which exceed, for the portion related to Company's directors and officers, 150% of the annual premium payments on the Company's current policy in effect as of the Effective Time (the "Maximum Amount"). If the amount of the premiums necessary to maintain or procure such insurance coverage exceeds the Maximum Amount, Purchaser or the Surviving Corporation shall use its best efforts to maintain the most advantageous policies of directors' and officers' liability insurance obtainable for a premium equal to the Maximum Amount.

     (c) Any Indemnified Party wishing to claim indemnification under paragraph
(a) of this Section 9.10, upon learning of any such Liability or Litigation, shall promptly notify the Surviving Corporation thereof. In the event of any such Litigation (whether arising before or after the Effective Time), (i) the Surviving Corporation shall have the right to assume the defense thereof and the Surviving Corporation shall not be liable to such Indemnified Parties for any legal expenses of other counsel or any other expenses subsequently incurred by such Indemnified Parties in connection with the defense thereof, except that if the Surviving Corporation elects not to assume such defense or counsel for the Indemnified Parties advises that there are substantive issues which raise conflicts of interest between the Surviving Corporation and the Indemnified Parties, the Indemnified Parties may retain counsel satisfactory to them, and the Surviving Corporation shall pay all reasonable fees and expenses of such counsel for the Indemnified Parties promptly as statements therefor are received; provided, that Surviving Corporation shall be obligated pursuant to this paragraph (c) to pay for only one firm of counsel for all Indemnified Parties in any jurisdiction; (ii) the Indemnified Parties will cooperate in the defense of any such Litigation; and (iii) the Surviving Corporation shall not be liable for any settlement effected without its prior written consent; and provided further that the Surviving Corporation shall not have any obligation hereunder to any Indemnified Party when and if a court of competent jurisdiction shall determine, and such determination shall have become final, that the indemnification of such Indemnified Party in the manner contemplated hereby is prohibited by applicable Law.

       (d) If the Surviving Corporation or any successors or assigns shall consolidate with or merge into any other Person and shall not be the continuing or surviving Person of such consolidation or merger or shall transfer all or substantially all of its assets to any Person, then and in each case, proper provision shall be made so that the successors and assigns of the Surviving Corporation shall assume the obligations set forth in this Section 9.10.

       (e) The provisions of this Section 9.10 are intended to be for the benefit of and shall be enforceable by, each Indemnified Party and their respective heirs and representatives.

9.11   Votes of the Re-Investing Shareholders.

       Each of the Re-Investing Shareholders agrees to vote all shares of Company Common Stock beneficially owned by him, her or it and identified on
Section 6.2 of the Re-Investing Shareholders Disclosure Memorandum for the approval and adoption of this Agreement, the Amended and Restated Articles of Incorporation and the Merger.

9.12   Purchaser Financing.

       Purchaser shall use its best efforts to obtain financing commitments (the "Commitment Letters") on or prior to April 30, 2003, that are reasonably satisfactory to the Company and that provide for an amount sufficient to fund the Cash Payment, pay amounts owed to the Senior Lenders under the Credit Agreement (giving effect to the terms of the Senior Lender/CGW Agreement), fund $5 million owed by the Company to Frank A. Argenbright, Jr., fund up to $8 million of fees associated with the consummation of the transactions contemplated by this Agreement, and fund up to (euro)10 million to satisfy the working capital requirements of the Company's German business (the "Financing"). The Purchaser shall seek to obtain the Commitment Letters on substantially the same terms contemplated by the Financing Arrangements or shall seek Commitment Letters for alternative financing on terms that are not materially less favorable from the Financing Arrangements, or with lenders substantially similar to those indicated in Section 7.7 as providing the Financing Arrangements, and will use its best efforts to satisfy any conditions to obtaining such Commitment Letters as detailed in the Financing Arrangements. In addition, Purchaser and the Company shall use their reasonable efforts to negotiate and finalize definitive agreements with respect to the Financing prior to the mailing of the Proxy Statement, which obligation shall in no way (i) restrict the conditions that may be imposed in such definitive agreements with respect to the closing of such Financing or (ii) alter the Company's obligation to mail the Proxy Statement to its shareholders at the earliest practicable time. For the avoidance of doubt, obtaining Financing shall not require Purchaser to pay materially greater financing or other fees than as set forth in the Financing Arrangements or require Purchaser to issue any equity to any source of Financing in an amount that is materially more than what is contemplated by the Financing Arrangements. Purchaser shall, for each Commitment Letter, provide the Company with written notice (each a "Commitment Letter Notice") when the negotiation of such Commitment Letter has been completed and the Purchaser is prepared to accept and execute such Commitment Letter.

       The Company may request, by written notice (each a "Delay Notice") that the Purchaser delay the acceptance and execution of any Commitment Letter for up to 72 hours following the receipt by the Purchaser of the related Delay Notice, if the Company believes in good faith that such additional period is reasonably necessary for the Company to adequately consider any Acquisition Proposal, notice of which has been made and delivered to the Purchaser in accordance with this Agreement. The Purchaser agrees to comply with such Delay Notice and refrain from the acceptance and execution of the related Commitment Letter unless such delay would, in the good faith belief of the Purchaser, result in the withdrawal of such Commitment Letter by the lender thereunder, or unless such delay would otherwise cause the Purchaser to breach any of its obligations under this Agreement or would cause any of the conditions in this Agreement not to be met.

9.13   Shareholders' Agreement.

       Each of the Re-Investing Shareholders agrees to enter into a shareholders' agreement with CGW (who together with the Re-Investing Shareholders will hold all of the outstanding shares of Surviving Corporation Series B Participating Preferred Stock) containing customary terms and conditions (the "Shareholders' Agreement"). Each of the Re-Investing Shareholders, other than Mr. Argenbright with respect to 3,450,000 shares of Surviving Corporation Series B Participating Preferred Stock representing Company Common Stock currently pledged by Mr. Argenbright, also agree to pledge their shares of Series B Participating Preferred Stock to Merrill Lynch Capital as security for amounts provided by Merrill Lynch Capital to repay the Senior Lenders in the event CGW also pledges its shares of Surviving Corporation Series B Participating Preferred Stock.

9.14   Release of Claims.

       In consideration of the transactions contemplated by this Agreement and effective upon the Effective Time, the Re-Investing Shareholders each agree, on behalf of themselves and their successors and assigns, now and forever, to release and discharge the Company and its Affiliates, officers, directors, stockholders, employees, agents, attorneys, successors and assigns from any and all liabilities, claims, charges, allegations, actions, causes of action, sums of money due, suits, debts, contracts, agreements, promises and demands whatsoever, in law or in equity, whether known or unknown, which any of the Re-Investing Shareholders may now have or may later claim to have had arising out of anything that has occurred up through the Effective Time, as a result of such Re-Investing Shareholders' relationship with the Company as a director, officer or shareholder of the Company.

9.15   Company Financial Advisor.

       The Company agrees to terminate the Engagement Letter dated October 24, 2000 (as amended on February 25, 2002 and July 31, 2002) between Deutsche Bank and the Company, on or prior to the date the Proxy Statement is first mailed to the shareholders of the Company, and provide Purchaser with a copy of such termination notice.

                                   ARTICLE 10
                CONDITIONS PRECEDENT TO OBLIGATIONS TO CONSUMMATE

10.1   Conditions to Obligations of Each Party.

       The respective obligations of each Party to perform this Agreement and consummate the Merger and the other transactions contemplated hereby are subject to the satisfaction of the following conditions, unless waived by both Parties pursuant to Section 12.7:

       (a)  Shareholder Approval. The Company Shareholder Approval and the
            ---------------------
Disinterested Shareholder Approval shall have been obtained at the Shareholders' Meeting for the approval and adoption of the Agreement, the Amended and Restated Articles of Incorporation and the Merger.

       (b)  Regulatory Approvals. All Consents of, filings and registrations
            ---------------------
with, and notifications to, all Regulatory Authorities required for consummation of the Merger shall have been obtained or made and shall be in full force and effect and all waiting periods required by Law shall have expired.

       (c)  Consents and Approvals. Each Party shall have obtained any and all
            -----------------------
Consents required for consummation of the Merger (other than those referred to in Section 10.1(b)) or for the preventing of any Default under any Contract or Permit of such Party which, if not obtained or made, is reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect or a Purchaser Material Adverse Effect, as applicable.

       (d)  Legal Proceedings. No court or governmental or Regulatory Authority
            ------------------
of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Law or Order (whether temporary, preliminary or permanent) or taken any other action which prohibits, restricts in a material and fundamental manner or makes illegal the consummation of the transactions contemplated by this Agreement.

       (e)  Purchaser Financing. Purchaser shall have obtained the Financing on
            --------------------
terms contemplated by the Commitment Letters or alternative financing on terms that, in the reasonable judgment of the Board of Directors of Purchaser, exercised in good faith, satisfy the standards set forth in Section 9.12, or with lenders substantially similar to those indicated in Section 7.7 as providing the Financing Arrangements (the "Alternative Financing"), unless the failure to obtain the Financing or Alternative Financing was the result of a failure by Purchaser to perform any covenant or condition contained therein or herein or the inaccuracy of any representation or warranty of Purchaser. CGW shall have exchanged the Securicor Notes for shares of Series A Preferred Stock in the Surviving Corporation, unless the failure to exchange was the result of a failure by CGW or the Purchaser to perform any covenant or agreement required to be performed in the Securicor Agreement.

       (f)  Fairness Opinion. The Special Committee shall have received from the
            -----------------
Special Committee Financial Advisor a letter, dated after the date the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2002, has been filed with the SEC and prior to the date of the Proxy Statement, to the effect that, in the opinion of such firm, the consideration to be received by the holders of the Company Common Stock (other than the Re-Investing Shareholders) in connection with the Merger is fair, from a financial point of view, to such shareholders as of the date of this Agreement.

10.2   Conditions to Obligations of Purchaser.

       The obligations of Purchaser to perform this Agreement and consummate the Merger and the other transactions contemplated hereby are subject to the satisfaction of the following conditions, unless waived by Purchaser pursuant to
Section 12.7(a):

       (a)  Representations and Warranties. For purposes of this Section
            -------------------------------
10.2(a), the accuracy of the representations and warranties of the Company and, as applicable, the Re-Investing Shareholders set forth in this Agreement shall be assessed as of the date of this Agreement and as of the Effective Time with the same effect as though all such representations and warranties had been made on and as of the Effective Time (provided that representations and warranties which are confined to a specified date shall speak only as of such date). The representations and warranties set forth in Section 5.3 (other than in Section 5.4(d)) and 6.2 shall be true and correct in all respects. There shall not exist inaccuracies in the representations and warranties of the Company and, as applicable, the Re-Investing Shareholders set forth in this Agreement (including the representations and warranties set forth in Section 5.3) such that the aggregate effect of such inaccuracies has, or is reasonably likely to have, a Company Material Adverse Effect; provided that, for purposes of this sentence only, those representations and warranties which are qualified by references to "material" or "Material Adverse Effect" shall be deemed not to include such qualifications.

       (b)  Performance of Agreements and Covenants. Each and all of the
            ----------------------------------------
agreements and covenants of the Company and the Re-Investing Shareholders to be performed and complied with pursuant to this Agreement and the other agreements contemplated hereby prior to the Effective Time shall have been duly performed and complied with in all material respects.

       (c)  Certificates.
            -------------

                 (i) The Company shall have delivered to Purchaser (i) a certificate, dated as of the Effective Time and signed on its behalf by its chief executive officer and its chief financial officer, to the effect that the conditions set forth in Sections 10.1,10.2(a) and 10.2(b), as such conditions relate to the Company, have been satisfied, (ii) certified copies of resolutions duly adopted by the Company's Board of Directors and the Special Committee and the Company's shareholders evidencing the taking of all corporate action necessary to authorize the execution, delivery and performance of this Agreement, and the consummation of the transactions contemplated hereby, all in such reasonable detail as Purchaser and its counsel shall request, and (iii) a certificate, in form and substance satisfactory to Purchaser, duly executed by the chief financial officer of the Company and certifying that the Company is not as of the date of the Closing and has not been at any time during the 5-year period ending on such date a United States real property holding corporation within the meaning of Section 897(c)(2) of the Internal Revenue Code.

            (ii) Each Re-Investing Shareholder shall have delivered to Purchaser a certificate, dated as of the Effective Time and signed by such Re-Investing Shareholder, to the effect that the conditions set forth in Sections 10.2(a) and 10.2(b), as such conditions relate to the Re-Investing Shareholder, have been satisfied.

       (d) Agreement with Senior Lenders. The Agreement dated February 25, 2003,
           ------------------------------
by and among CGW and the Senior Lenders (the "Senior Lender/CGW Agreement") shall be in full force and effect and shall not have been terminated by any of the Senior Lenders, unless any such termination was the result of a failure by CGW or the Purchaser to perform any covenant or agreement in the Senior Lender/CGW Agreement.

       (e) Agreement with Securicor. The Agreement dated March 28, 2003, by and
           -------------------------
among CGW and Securicor (the "Securicor Agreement"), pursuant to which CGW has agreed to purchase from Securicor all of its rights, title and interest in certain obligations of the Company to Securicor (the "Securicor Notes"), shall be in full force and effect and shall not have been terminated by Securicor, unless any such termination was the result of a failure by CGW or the Purchaser to perform any covenant or agreement in the Securicor Agreement.

       (f) Seventh Amendment to Credit Agreement. The Seventh Amendment to the
           --------------------------------------
Credit Agreement, attached as Section 5.16(c) of the Company Disclosure Memorandum, shall be in full force and effect and shall not have been terminated by any of the parties thereto.

10.3   Conditions to Obligations of Company.

       The obligations of the Company to perform this Agreement and consummate the Merger and the other transactions contemplated hereby are subject to the satisfaction of the following conditions, unless waived by Company pursuant to
Section 12.7(b):

       (a)  Representations and Warranties. For purposes of this Section
            -------------------------------
10.3(a), the accuracy of the representations and warranties of Purchaser set forth in this Agreement shall be assessed as of the date of this Agreement and as of the Effective Time with the same effect as though all such representations and warranties had been made on and as of the Effective Time (provided that representations and warranties which are confined to a specified date shall speak only as of such date). There shall not exist inaccuracies in the representations and warranties of Purchaser set forth in this Agreement such that the aggregate effect of such inaccuracies has, or is reasonably likely to have, a Purchaser Material Adverse Effect; provided that, for purposes of this sentence only, those representations and warranties which are qualified by references to "material" or "Material Adverse Effect" shall be deemed not to include such qualifications.

       (b)  Performance of Agreements and Covenants. Each and all of the
            ----------------------------------------
agreements and covenants of Purchaser to be performed and complied with pursuant to this Agreement and the other agreements contemplated hereby prior to the Effective Time shall have been duly performed and complied with in all material respects.

       (c)  Certificates. Purchaser shall have delivered to the Company (i) a
            -------------
certificate, dated as of the Effective Time and signed on its behalf by its chief executive officer and its chief financial officer, to the effect that the conditions set forth in Section 10.1 as such conditions relate to Purchaser and in Sections 10.3(a) and 10.3(b) have been satisfied, and (ii) certified copies of resolutions duly adopted by Purchaser's Board of Directors and sole stockholder evidencing the taking of all corporate action necessary to authorize the execution, delivery and performance of this Agreement, and the consummation of the transactions contemplated hereby, all in such reasonable detail as the Company and its counsel shall request.

       (d)  Exchange Agent Certification. The institution selected by Purchaser
            -----------------------------
to serve as Exchange Agent shall have delivered to the Company a certificate, dated as of the Effective Time, to the effect that Purchaser has deposited with the Exchange Agent sufficient funds to make the Cash Payments.

       (e)  Argenbright Funding. Purchaser shall have funded the $5 Million owed
            --------------------
by the Company to Frank A. Argenbright, Jr.

                                   ARTICLE 11
                                   TERMINATION

11.1   Termination.

       Notwithstanding any other provision of this Agreement, and notwithstanding the approval of this Agreement by the shareholders of the Company, this Agreement may be terminated and the Merger abandoned at any time prior to the Effective Time:

       (a)  By mutual written agreement of Purchaser and the Company; or

       (b) By the Company or Purchaser (provided that the terminating Party is not then in material breach of any representation, warranty, covenant, or other agreement contained in this Agreement) in the event of a material breach by any other Party or, with respect to Purchaser's right to terminate, a material breach by any Re-Investing Shareholder, of any representation or warranty contained in this Agreement which cannot be or has not been cured within 10 days after the giving of written notice to the breaching Party of such breach; or

       (c) By the Company or Purchaser (provided that the terminating Party is not then in material breach of any representation, warranty, covenant, or other agreement contained in this Agreement) in the event of a material breach by any other Party or, with respect to Purchaser's right to terminate, a material breach by any Re-Investing Shareholder, of any covenant or agreement contained in this Agreement which cannot be or has not been cured within 10 days after the giving of written notice to the breaching Party of such breach; or

       (d) By the Company or Purchaser (provided that the terminating Party is not then in material breach of any representation, warranty, covenant, or other agreement contained in this Agreement) in the event (i) any Consent of any Regulatory Authority required for consummation of the Merger and the other transactions contemplated hereby shall have been denied by final nonappealable action of such authority or if any action taken by such authority is not appealed within the time limit for appeal, (ii) any Law or Order permanently restraining, enjoining or otherwise prohibiting the consummation of the Merger shall have become final and nonappealable, or (iii) that the Company Shareholder Approval and the Disinterested Shareholder Approval is not obtained at the Shareholders' Meetings; or

       (e) By the Company or Purchaser in the event that the Merger shall not have been consummated by October 31, 2003, if the failure to consummate the transactions contemplated hereby on or before such date is not caused by any breach of this Agreement by the Party electing to terminate pursuant to this
Section 11.1(e); or

       (f) By Purchaser in the event that (i) the Board of Directors of the Company, shall have failed to reaffirm its approval upon Purchaser's request for such reaffirmation of the Merger and the transactions contemplated by this Agreement (to the exclusion of any other Acquisition Proposal), or shall have resolved not to reaffirm the Merger, or (ii) the Board of Directors of the Company shall have failed to include in the Proxy Statement its recommendation, without modification or qualification, that the Company shareholders give the Company Shareholder Approval or shall have withdrawn, qualified or modified, or proposed publicly to withdraw, qualify or modify, in a manner adverse to Purchaser, the recommendation of such Board of Directors to the Company shareholders that they give the Company Shareholder Approval, or (iii) the Board of Directors of the Company shall have affirmed, recommended or authorized entering into any Acquisition Transaction other than the Merger or, within ten business days after commencement of any tender or exchange offer for any shares of Company Common Stock, the Board of Directors of the Company shall have failed to recommend against acceptance of such tender or exchange offer by its shareholders or takes no position with respect to the acceptance of such tender or exchange offer by its shareholders; or

       (g) By the Company, if prior to the giving of the Company Shareholder Approval, the Board of Directors of the Company has made a Subsequent Determination in accordance with Section 9.1(h); provided, however, that (A) prior to any such

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

termination, the Company shall, and shall cause its advisors to, negotiate with Purchaser to make such adjustments in the terms and conditions of this Agreement as would enable the Company to proceed with the transactions contemplated herein on such adjusted terms, and (B) following such termination the Company shall tender to Purchaser payment in full of the amount specified in Section 12.2(b) on the date specified in 12.2(b).

       (h) By the Company or Purchaser (provided that the terminating Party is not then in material breach of any representation, warranty, covenant, or other agreement contained in this Agreement) in the event that any of the conditions precedent to the obligations of such Party to consummate the Merger cannot be satisfied or fulfilled by October 31, 2003.

       (i) By the Company or Purchaser in the event the Purchaser does not obtain Commitment Letters for the Financing on or prior to May 31, 2003.

11.2   Effect of Termination.

       In the event of the termination and abandonment of this Agreement pursuant to Section 11.1, this Agreement shall become void and have no effect, except that (i) the provisions of this Section 11.2, Section 9.6(b), and Article 1 and Article 12, shall survive any such termination and abandonment, and (ii) no such termination shall relieve the breaching Party from Liability resulting from any breach by that Party of this Agreement.

11.3   Non-Survival of Representations and Covenants.

       The respective representations, warranties, obligations, covenants, and agreements of the Parties shall not survive the Effective Time except this
Section 11.3, Sections 9.9 and 9.10 and Article 1, Article 2, Article 3, Article 4 and the definitions contained in Article 12 that are used in such Sections or Articles.

                                   ARTICLE 12
                                  MISCELLANEOUS

12.1   Definitions.

       (a) Except as otherwise provided herein, the capitalized terms set forth below shall have the following meanings:

               "Acquisition Agreement" has the meaning set forth in Section 9.1(h).

               "Acquisition Proposal" means any proposal (whether communicated to the Company or publicly announced to the Company's shareholders) by any Person (other than Purchaser or any of its Affiliates) for an Acquisition Transaction involving the Company or any of its present or future consolidated Subsidiaries, or any combination of such Subsidiaries, the assets of which constitute ten percent (10%) or more of the consolidated assets of the Company as reflected on the Company's Financial Statements.

               "Acquisition Transaction" means any transaction or series of related transactions (other than the transactions contemplated by this Agreement) involving: (i) any acquisition or purchase from the Company by any Person or "Group" (other than Purchaser or any of its Affiliates) of 5% or more in interest of the total outstanding voting securities of the Company or any of its Subsidiaries, or any tender offer or exchange offer that if consummated would result in any Person or "Group" (other than Purchaser or any of its Affiliates) beneficially owning 5% or more in interest of the total outstanding voting securities of the Company or any of its Subsidiaries, or any merger, consolidation, business combination or similar transaction involving the Company pursuant to which the shareholders of the Company immediately preceding such transaction hold less than 95% of the equity interests in the surviving or resulting entity (which includes the parent corporation of any constituent corporation to any such transaction) of such transaction; (ii) any sale or lease (other than in the ordinary course of business), or exchange, transfer, license (other than in the ordinary course of business), acquisition or disposition of 5% or more of the Assets of the Company; or
       (iii) any liquidation or dissolution of the Company. For purposes of this definition, "Group" shall have the meaning given to it in Section 13(d) of the Exchange Act.

               "Affiliate" of a Person means: (i) any other Person directly, or indirectly through one or more intermediaries, controlling, controlled by or under common control with such Person; (ii) any officer, director, partner, employer, or direct or indirect beneficial owner of any 10% or greater equity or voting interest of such Person; or (iii) any other Person for which a Person described in clause (ii) acts in any such capacity.

               "Agreement" has the meaning set forth in the Introductory paragraph.

               "Alternative Financing" has the meaning set forth in Section .10.1(e)

               "Amended and Restated Articles of Incorporation" means that certain form of amended and restated articles of incorporation of the Company attached hereto as Exhibit A.

               "Amended and Restated Bylaws" means that certain form of amended and restated bylaws of the Company attached hereto as Exhibit B.

               "Antitrust Laws" has the meaning set forth in Section 9.3.

               "Assets" of a Person means all of the assets, properties and rights of such Person of every kind, nature, character and description, whether real, personal or mixed, tangible or intangible, accrued or contingent, or utilized in such Person's business, directly or indirectly, in whole or in part, whether or not carried on the books and records of such Person, and whether or not owned in the name of such Person or any Affiliate of such Person and wherever located.

                  "Canadian Benefit Plan" has the meaning set forth in Section 5.15(a).

                  "Cash Payment" has the meaning set forth in Section 3.1(b).

                  "Certificates" has the meaning set forth in Section 4.1(a).

                  "Certificate of Merger" has the meaning set forth in Section 1.3.

                  "CGW" means CGW Southeast Partners IV, L.P.

                  "Closing" has the meaning set forth in Section 1.2.

                  "Closing Date" means the date on which the Closing occurs.

                  "Company" has the meaning set forth in the Introductory paragraph.

                  "Company Articles of Incorporation" has the meaning set forth in Section 5.1.

                  "Company Benefit Plans" has the meaning set forth in Section 5.15(a).

                  "Company Bylaws" has the meaning set forth in Section 5.1.

                  "Company Common Stock" means the $0.01 par value per share, common stock of the Company.

                  "Company Contracts" has the meaning set forth in Section 5.16(a).

                  "Company Disclosure Memorandum" means the written information entitled "AHL Services, Inc. Disclosure Memorandum" delivered prior to the date of this Agreement to Purchaser describing in reasonable detail the matters contained therein and, with respect to each disclosure made therein, specifically referencing each Section of this Agreement under which such disclosure is being made. Information disclosed with respect to one Section shall be deemed to be disclosed for purposes of any other Section for which such disclosure is applicable, only if such applicability is clear in the specific context and cross-referenced to the appropriate Sections.

                  "Company Entities" means, collectively, the Company and all Company Subsidiaries and "Company Entity" means, any of the Company or a Company Subsidiary.

                  "Company ERISA Plan" has the meaning set forth in Section 5.15(a).

                  "Company Financial Advisor" means CIBC World Markets Corp.

                  "Company Financial Statements" means (i) the consolidated balance sheets (including related notes and schedules, if any) of the Company as of December 31, 2000 and 2001, and the related statements of operations, changes in shareholders' equity, and cash flows (including related notes and schedules, if any) for the two fiscal years ended December 31, 2000 and 2001, and as filed by the Company in SEC Documents, and (ii) the consolidated balance sheets of the Company (including related notes and schedules, if any) and related statements of operations, changes in shareholders' equity, and cash flows (including related notes and schedules, if any) included in SEC Documents filed with respect to all periods ended on or subsequent to December 31, 2002.

                  "Company Intellectual Property" has the meaning set forth in
         Section 5.11(a).

                  "Company Material Adverse Effect" means an event, change or occurrence which, individually or together with any other event, change or occurrence, has a material adverse impact on (i) the financial condition, business, or results of operations of Company and its Subsidiaries, taken as a whole, or (ii) the ability of Company to perform its obligations under this Agreement or to consummate the Merger or the other transactions contemplated by this Agreement; provided that the following shall not constitute a Company Material Adverse Effect:

                    (a) declines in the price or trading volume of the Company Common Stock,

                    (b) adverse effects resulting from changes in the global economy, the United States or European economies, or the respective capital or financial markets of such economies generally,

                    (c) adverse effects attributable to any mandatory change in accounting requirements or principles

                    (d) adverse effects attributable to war, other military action or any terrorist activity, except for the war or military action underway as of the date of this Agreement in and around the Republic of Iraq, or

                    (e) adverse effects attributable to changes negotiations in the Federal Republic of Germany relating to taxes, tariffs or other levies on the temporary staffing industry.

                    "Company Options" has the meaning set forth in Section 3.2.

                    "Company Pension Plan" has the meaning set forth in Section 5.15(a).

                    "Company Preferred Stock" means the series of preferred stock of the Company designated by the Amended and Restated Articles of Incorporation.

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

                  "Company SEC Reports" has the meaning set forth in Section 5.5(a).

                  "Company Shareholder Approval" has the meaning set forth in the Preamble.

                  "Company Stock Plans" means the Company's 1997 Stock Incentive Plan, as amended and in effect on the date hereof (the "1997 Stock Incentive Plan"), and the Company's Amended and Restated Employee Stock Purchase Plan USA, as amended and in effect on the date hereof (the "Employee Stock Purchase Plan").

                  "Company Subsidiary" means a Subsidiary of the Company, which shall include the Company Subsidiaries described in Section 5.4 and any corporation, limited liability company, limited partnership or other organization and held as a Subsidiary by the Company at the Effective Time.

                  "Confidentiality Agreement" means that certain Confidentiality Agreement, dated July 15, 2002, between the Company and CGW.

                  "Consent" means any consent, approval, authorization, clearance, exemption, waiver, or similar affirmation by any Person pursuant to any Contract, Law, Order, or Permit.

                  "Contract" means any written or oral agreement, arrangement, authorization, commitment, contract, indenture, instrument, lease, license, obligation, plan, practice, restriction, understanding, or undertaking of any kind or character, or other document to which any Person is a party or that is binding on any Person or its capital stock, Assets or business, and shall include, without limitation, the Credit Agreement.

                  "Credit Agreement" means that certain Third Amended and Restated Credit Agreement dated as of April 12, 2002, by and among the Company and certain of its subsidiaries, the Senior Lenders and Wachovia Bank, National Association, as Administrative Agent, as amended.

                  "Default" means (i) any breach or violation of, default under, contravention of, or conflict with, any Contract, Law, Order, or Permit, (ii) any occurrence of any event that with the passage of time or the giving of notice or both would constitute a breach or violation of, default under, contravention of, or conflict with, any Contract, Law, Order, or Permit, or (iii) any occurrence of any event that with or without the passage of time or the giving of notice would give rise to a right of any Person to exercise any remedy or obtain any relief under, terminate or revoke, suspend, cancel, or modify or change the current terms of, or renegotiate, or to accelerate the maturity or performance of, or to increase or impose any Liability under, any Contract, Law, Order, or Permit.

                  "Disinterested Shareholder Approval" has the meaning set forth in the Preamble.

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

                  "DOJ" has the meaning set forth in Section 9.3(a).

                  "DOL" has the meaning set forth in Section 5.15(b).

                  "Effective Time" has the meaning set forth in Section 1.3.

                  "Employee Benefit Plan" means each pension, retirement, profit-sharing, deferred compensation, stock option, employee stock ownership, share purchase, severance pay, vacation, bonus, retention, change in control or other incentive plan, medical, vision, dental or other health plan, any life insurance plan, flexible spending account, cafeteria plan, vacation, holiday, disability or any other employee benefit plan or fringe benefit plan, including any "employee benefit plan," as that term is defined in Section 3(3) of ERISA and any other plan, fund, policy, program, practice, custom understanding or arrangement providing compensation or other benefits, whether or not any of the foregoing is or is intended to be (i) covered or qualified under the Internal Revenue Code, ERISA or any other applicable Law,
         (ii) written or oral, (iii) funded or unfunded, (iv) actual or contingent or (v) arrived at through collective bargaining or otherwise.

                  "Environmental Laws" means all Federal, state, local and foreign Laws relating to pollution or protection of human health or the environment (including ambient air, soil, surface water, ground water, wetlands, land surface, or subsurface strata), including, without limitation, Laws which are administered, interpreted, or enforced by the United States Environmental Protection Agency and state and local agencies with jurisdiction over, and including common law in respect of, pollution or protection of the environment, including the Comprehensive Environmental Response Compensation and Liability Act, as amended, 42 U.S.C. 9601 et seq. ("CERCLA"), the Resource Conservation and Recovery Act, as amended, 42 U.S.C. 6901 et seq. ("RCRA"), and other Laws relating to emissions, discharges, Releases, or threatened Releases of any Hazardous Material, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of any Hazardous Material.

                  "Equity Rights" means all arrangements, calls, commitments, Contracts, options, rights to subscribe to, scrip, understandings, warrants, or other binding obligations of any character whatsoever relating to, or securities or rights convertible into or exchangeable for, shares of the capital stock of a Person or by which a Person is or may be bound to issue additional shares of its capital stock or other Equity Rights.

                  "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

                  "ERISA Affiliate" means any entity which together with a Company Entity would be treated as a single employer under Code Section 414.

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

                  "Exchange Act" means the Securities Exchange Act of 1934, as amended.

                  "Exchange Agent" has the meaning set forth in Section 4.1(a).

                  "Exhibits" A through B, inclusive, means the Exhibits so marked, copies of which are attached to this Agreement. Such Exhibits are hereby incorporated by reference herein and made a part hereof, and may be referred to in this Agreement and any other related instrument or document without being attached hereto.

                  "Expenses" has the meaning set forth in Section 12.2(b).

                  "Financing" has the meaning set forth in Section 9.12.

                  "Financing Arrangements" has the meaning set forth in Section 7.7.

                  "FTC" has the meaning set forth in Section 9.3(a).

                  "GAAP" means generally accepted accounting principles in the United States, consistently applied during the periods involved.

                  "GBCC" means the Georgia Business Corporation Code.

                  "German Antitrust Laws" has the meaning set forth in Section 5.2(c).

                  "German Collective Bargaining Agreements" has the meaning set forth in Section 8.2(g).

                  "German Company Entities" means, collectively, the Company and any and all Company Subsidiaries organized in, conducting business in, or qualified to do business in, and subject to the Laws of the Federal Republic of Germany.

                  "German Optionholder" has the meaning set forth in Section 5.3(d).

                  "Hazardous Material" means (i) any hazardous substance, hazardous material, hazardous waste, regulated substance, or toxic substance (as those terms are defined by any applicable Environmental Laws and including words of similar import under any Environmental Law) and (ii) any chemicals, pollutants, contaminants, petroleum, petroleum products, or oil, asbestos-containing materials, any polychlorinated biphenyls, flammable explosives, radioactive material and urea formaldehyde foam insulation.

                  "HSR Act" means Section 7A of the Clayton Act, as added by Title II of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

                  "Identified Intellectual Property" has the meaning set forth in Section 5.11(a).

                  "Intellectual Property" means the tangible and intangible rights or interests and intellectual property rights evidenced by, embodied in, or associated with: (i) any idea, algorithms, design, concept, technique, methodology, process, invention, discovery or improvement, whether or not patentable, including all United States and foreign patents, patent applications, patent license rights, industrial design registrations, patentable inventions and certificates of invention, and all continuations, continuations in part, re-issues and re-examinations relating thereto; (ii) any works of authorship or expression which includes but is not limited to software, databases and business plans, whether or not copyrightable, including moral rights and copyrights recognized by law, together with any renewal or extension thereof; (iii) any logos, trademarks, domain names, service marks, trade names and trade dress, and all goodwill relating thereto;
         (iv) any trade secrets, technology licenses, confidential information, shop rights and other intellectual property rights owned or claimed and embodied therein, or associated therewith, or similar rights protectable under any laws or international conventions throughout the world, and (v) in each case of the foregoing items (i) through (iv), the right to apply for registrations, certificates, or renewals with respect thereto and the right to prosecute, enforce, obtain damages relating to, settle or release any past, present, or future infringement thereof.

                  "Internal Revenue Code" means the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

                  "IRS" has the meaning set forth in Section 5.15(b).

                  "Knowledge" as used with respect to a Person, other than the Company, (including references to such Person being aware of a particular matter) means those facts that are known or should reasonably have been known after due inquiry by the chairman, president, chief financial officer, chief accounting officer, chief operating officer, general counsel, any assistant or deputy general counsel, or any senior, executive or other vice president of such Person. "Knowledge" as used with respect to the Company means those facts that are known or should reasonably have been known after due inquiry by Frank Argenbright, Clay Perfall, Terri Miles, Ed Fruchtenbaum, Heinz Stubblefield, Steve Anderson, Brian Burke, John Rollo, Peter Jackwerth, Joe Thomas, Mark Cashman, Matt Fletchall, Kurt Moldenhauer or Deborah McCreight.

                  "Law" means any code, law (including common law), ordinance, regulation, reporting or licensing requirement, rule, or statute applicable to a Person or its Assets, Liabilities, or business, including those promulgated, interpreted or enforced by any Regulatory Authority.

                  "Liability" means any direct or indirect, primary or secondary, liability, indebtedness, obligation, penalty, cost or expense (including costs of investigation, collection and defense), claim, deficiency, guaranty or endorsement of or by any Person (other than endorsements of notes, bills, checks, and drafts presented for collection or deposit in the ordinary course of business) of any type, whether accrued, absolute or contingent, liquidated or unliquidated, matured or unmatured, or otherwise.

                  "LIBOR" means the one-year London Interbank Offered Rate as reported in the Wall Street Journal as the same may be changed from time to time.

                  "Licensed Intellectual Property" has the meaning set forth in
         Section 5.11(a).

                  "Lien" means any conditional sale agreement, default of title, easement, encroachment, encumbrance, hypothecation, infringement, lien, mortgage, pledge, reservation, restriction, security interest, title retention or other security arrangement, or any adverse right or interest, charge, or claim of any nature whatsoever of, on, or with respect to any property or property interest, other than (i) Liens for current property Taxes not yet due and payable, and (ii) Liens which do not materially impair the use of or title to the Assets subject to such Lien.

                  "Litigation" means any action, arbitration, cause of action, lawsuit, claim, complaint, criminal prosecution, administrative proceeding, governmental or, to the Knowledge of the Company, other examination or investigation, audit (other than regular audits of financial statements by outside auditors), compliance review or inspection relating to or affecting a Party, its business, its records, its policies, its practices, its compliance with Law, its actions, its Assets (including Contracts related to it), or the transactions contemplated by this Agreement.

                  "Losses" means any and all demands, claims, actions or causes of action, assessments, losses, diminution in value, damages (including special and consequential damages), liabilities, costs, and expenses, including interest, penalties, cost of investigation and defense, and reasonable attorneys' and other professional fees and expenses.

                  "Merger" has the meaning set forth in Section 1.1.

                  "Non-Qualified Deferred Compensation Plans" has the meaning set forth in Section 5.15(e).

                  "Order" means any administrative decision or award, decree, injunction, judgment, order, quasi-judicial decision or award, ruling, or writ of any federal, state, local or foreign or other court, arbitrator, mediator, tribunal, administrative agency, or Regulatory Authority.

                  "Owned Intellectual Property" has the meaning set forth in
         Section 5.11(a).

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

                  "Party" means any of the Company or Purchaser, and "Parties" means the Company and Purchaser.

                  "Permit" means any federal, state, local, and foreign governmental approval, authorization, certificate, easement, filing, franchise, license, notice, permit, or right to which any Person is a party or that is or may be binding upon or inure to the benefit of any Person or its securities, Assets, or business.

                  "Person" means a natural person or any legal, commercial or governmental entity, such as, but not limited to, a corporation, general partnership, joint venture, limited partnership, limited liability company, limited liability partnership, trust, business association, group acting in concert, or any person acting in a representative capacity.

                  "Plea" has the meaning set forth in Section 5.13(e).

                  "Proxy Statement" has the meaning set forth in Section 9.1.

                  "Purchaser" has the meaning set forth in the Introductory paragraph.

                  "Purchaser Common Stock" means the common stock, no par value per share, of Purchaser.

                  "Purchaser Material Adverse Effect" means an event, change or occurrence which, individually or together with any other event, change or occurrence, has a material adverse impact on the ability of Purchaser to perform its obligations under this Agreement; provided that adverse effects resulting from changes in the global economy, the United States economy, or any other economy in which Purchaser operates, or the respective capital or financial markets of such economies generally shall not constitute a Purchaser Material Adverse Effects.

                  "Real Property" has the meaning set forth in Section 5.17(a).

                  "Real Property Lease" has the meaning set forth in Section 5.17(a).

                  "Regulatory Authorities" means, collectively, the SEC, the Nasdaq Stock Market, The National Association of Securities Dealers, the FTC, the DOJ, and all other federal, state, county, local, foreign or other governmental or regulatory agencies, authorities (including taxing and self-regulatory authorities), instrumentalities, commissions, boards, institutions administering social security contributions and levies or bodies having jurisdiction over the Parties and their respective Subsidiaries.

                  "Re-Investing Shareholders" has the meaning set forth in the Introductory paragraph.

                  "Re-Investing Shareholders Disclosure Memorandum" means the written information entitled "Re-Investing Shareholders Disclosure

         Memorandum" delivered prior to the date of this Agreement to the Company and Purchaser describing in reasonable detail the matters contained therein and, with respect to each disclosure made therein, specifically referencing each Section of this Agreement under which such disclosure is being made. Information disclosed with respect to one Section shall be deemed to be disclosed for purposes of any other Section for which such disclosure is applicable, only if such applicability is clear in the specific context and cross-referenced to the appropriate Sections.

                  "Representative" means any investment banker, financial advisor, attorney, accountant, consultant, or other representative by a Person.

                  "Release" means any release, spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, leaching or migration into the indoor or outdoor environment, including, without limitation, the movement of Hazardous Materials through ambient air, soil, surface water, groundwater, wetlands, land or subsurface strata.

                  "Rollover Shares" has the meaning set forth in the Preamble.

                  "Schedule 13E-3" has the meaning set forth in Section 9.1.

                  "SEC" means the United States Securities and Exchange Commission.

                  "SEC Documents" means all forms, proxy statements, registration statements, reports, schedules, and other documents filed or furnished, or required to be filed or furnished, by a Party or any of their Subsidiaries with any Regulatory Authority pursuant to the Securities Laws.

                  "Securicor" means Securicor plc, a company incorporated under the laws of England and Wales.

                  "Securicor Agreement" has the meaning set forth in Section 10.2(e).

                  "Securicor Notes" has the meaning set forth in Section
         10.2(e).

                  "Securities Act" means the Securities Act of 1933, as amended.

                  "Securities Laws" means the Securities Act, the Exchange Act, the Trust Indenture Act of 1939, as amended, and the rules and regulations of the SEC promulgated thereunder.

                  "Senior Financing" has the meaning set forth in Section 7.7.

                  "Senior Lenders" means Wachovia Bank, National Association; Wachovia Bank, National Association, London Branch; SunTrust Bank; Bank of America, N.A.; Fleet National Bank; DZ Bank AG Deutsche Zentral-Genossenschaftsbank, Frankfurt AM Main, New York Branch; The Bank of Nova

          Scotia; ScotiaBank Europe plc; Salomon Brothers Holding Company, Inc.; Bank One, NA; Sovereign Bank; Bank Austria Creditanstalt Corporate Finance Inc.; Mizuho Corporate Bank, Limited; Bank Leumi Le-Israel, B.M., New York Agency; and U.S. Bank National Association.

                  "Senior Lender/CGW Agreement" has the meaning set forth in
          Section 10.2(d).

                  "Shareholders' Agreement" has the meaning set forth in Section 9.13.

                  "Shareholders' Meeting" means the meeting of the shareholders of Company to be held pursuant to Section 9.1, including any adjournment or adjournments thereof.

                  "Special Committee" has the meaning set forth in the Preamble.

                  "Special Committee Financial Advisor" means Raymond James & Associates, Inc.

                  "Stock Payment" has the meaning set forth in Section 3.1(c).

                  "Subordinated Financing" has the meaning set forth in Section 7.7.

                  "Subsidiaries" means all those corporations, partnerships, limited liability companies, associations, or other business entities of which the entity in question either (i) owns or controls 50% or more of the outstanding equity securities either directly or through an unbroken chain of entities as to each of which 50% or more of the outstanding equity securities is owned directly or indirectly by its parent (provided, there shall not be included any such entity the equity securities of which are owned or controlled in a fiduciary capacity), (ii) in the case of partnerships, serves as a general partner, (iii) in the case of a limited liability company, serves as a managing member, or (iv) otherwise has the ability to elect a majority of the directors, trustees or managing members thereof.

                  "Subsequent Determination" has the meaning set forth in
         Section 9.1(h).

                  "Superior Proposal" means any Acquisition Proposal (on its most recently amended or modified terms, if amended or modified) (i) involving the acquisition of the entire equity interest in, or all or substantially all of the assets and liabilities of, the Company Entities and (ii) with respect to which the Board of Directors of the Company (A) determines in good faith that such Acquisition Proposal, if accepted, is reasonably likely to be consummated on a timely basis, taking into account all legal, financial, regulatory and other aspects of the Acquisition Proposal and the Person or Group making the Acquisition Proposal, and (B) determines in its good faith judgment (based on, among other things, the advice of a financial advisor of nationally recognized reputation) to be more favorable to Company's shareholders (other than the Re-Investing Shareholders)

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

         than the Merger taking into account all relevant factors (including whether, in the good faith judgment of the Board of Directors of Company, after obtaining the advice of a financial advisor of nationally recognized reputation, the Person or Group making such Acquisition Proposal is reasonably able to finance the transaction, and any proposed changes to this Agreement that may be proposed by Purchaser in response to such Acquisition Proposal).

                  "Surviving Corporation" means the Company as the surviving corporation resulting from the Merger.

                  "Surviving Corporation Series B Participating Preferred Stock" means the Series B Participating Preferred Stock of the Surviving Corporation having the rights and preferences set forth in the Amended and Restated Articles of Incorporation.

                  "Surviving Corporation Common Stock" means the no par value per share, of common stock of the Surviving Corporation having the rights and preferences set forth in the Amended and Restated Articles of Incorporation.

                  "Takeover Laws" has the meaning set forth in Section 5.22.

                  "Tax" or "Taxes" means any federal, state, county, local, or foreign taxes, charges, fees, levies, imposts, duties, or other assessments, including income, gross receipts, excise, employment, sales, use, transfer, recording license, payroll, franchise, net worth, severance, documentary, stamp, occupation, windfall profits, environmental, federal highway use, commercial rent, customs duties, capital stock, paid-up capital, profits, withholding, Social Security, single business, unemployment, disability, wage (Lohnsteuer), church (Kirchensteuer), investment grants and subsidies, real property, personal property, registration, ad valorem, value added, alternative or add-on minimum, estimated, or other tax or governmental fee of any kind whatsoever, imposed or required to be withheld or collected by the United States or any state, county, local or foreign government or subdivision or agency thereof or similar institution (including institutions administering social security contributions and levies), including any interest, penalties, and additions imposed thereon or with respect thereto.

                  "Tax Return" means any report, return, information return, or other information required to be supplied to a Regulatory Authority in connection with Taxes, including any return of an affiliated or combined or unitary group that includes a Party or its Subsidiaries.

                  "Transfer Taxes" has the meaning set forth in Section 12.3.

                  "Treasury Shares" has the meaning set forth in Section 3.1(d).

                  "US Company Benefit Plan" has the meaning set forth in Section 5.15(a).


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

                  "WARN Act" has the meaning set forth in Section 5.13(d).

         (b) Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed followed by the words "without limitation."

12.2     Expenses.

         (a) Except as otherwise provided in Sections 12.2 and 12.3 of this Agreement, each of the Parties shall bear and pay all direct costs and expenses incurred by it or on its behalf in connection with the transactions contemplated hereunder, including filing, registration and application fees, printing fees, and fees and expenses of its own financial or other consultants, investment bankers, accountants, and counsel, except that the Company shall be responsible for all costs and expenses payable in connection with (i) the printing of the Proxy Statement and Schedule 13E-3 and the solicitation of the requisite shareholder approval and (ii) all filings required to be made by the Parties pursuant to the HSR Act or the German Antitrust Laws.

         (b) Notwithstanding the foregoing,

                  (i) if the Company or Purchaser terminates this Agreement pursuant to Section 11.1(d)(iii), 11.1(e) or 11.1(h), and there has been publicly announced and not withdrawn another Acquisition Proposal; or

                  (ii) Purchaser shall terminate this Agreement pursuant to 11.1(f); or

                  (iii) Company shall terminate this Agreement pursuant to
         Section 11.1(g)

             then (x) if such termination is effective prior to the time at which the Purchaser enters into Commitment Letters sufficient to provide the Financing, the Company shall reimburse the Purchaser and CGW for fees and expenses of Alston & Bird LLP (U.S. counsel), Deloitte & Touche (U.S. and German accountants), Flick Gocke Schaumburg (German counsel), Fraser Milner Casgrain LLP (Canadian counsel), and Gaiatech (environmental consultants) (the "Pre-Commitment Expenses") up to an aggregate of $1,250,000, and shall grant the Purchaser an option to purchase 1,000,000 shares of Company Common Stock at an exercise price of $1.50 per share, or
             (y) if such termination is effective on or after the time of which the Purchaser enters into Commitment Letters sufficient to provide the Financing, the Company shall pay to Purchaser an amount equal to $750,000, and in addition shall reimburse the Purchaser and CGW for breakup or termination fees or reimbursement obligations relating to the Financing Arrangements or Commitment Letters, as applicable, and fees and expenses of Alston & Bird LLP (U.S. counsel), Deloitte & Touche (U.S. and German accountants), Flick Gocke Schaumburg (German counsel), Fraser Milner Casgrain LLP (Canadian counsel), and Gaiatech (environmental consultants) (the "Post-Commitment Expenses"), up to an aggregate amount of $2,500,000. The Company hereby waives any right

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

             to set-off or counterclaim against such amount. The termination fee required by this Section 12.2(b) shall be payable in same-day funds on the date of consummation of any such Acquisition Transaction.

         (c) If this Agreement is terminated by the Company or Purchaser pursuant to Section 11.1(h) because (i) the condition set forth in Section 10.2(d) cannot be satisfied as a result of the termination of or breach under the Senior Lender/CGW Agreement by the Senior Lenders, or (ii) the Purchaser has not obtained Commitment Letters prior to May 31, 2003, then the Company shall reimburse the Purchaser for its reasonable Pre-Commitment Expenses up to an aggregate of $400,000.

         (d) If this Agreement is terminated by the Purchaser pursuant to
Section 11.1(b) or 11.1(c), then (i) if such termination is effective prior to the date on which the Purchaser obtains Commitment Letters sufficient to provide the Financing, the Company shall reimburse the Purchaser for its reasonable Pre-Commitment Expenses up to an aggregate of $400,000, or (ii) if such termination is effective on or after the date on which the Purchaser obtains Commitment Letters sufficient to provide the Financing, the Company shall reimburse the Purchaser for its reasonable Post-Commitment Expenses up to an aggregate of $1,750,000.

         (e) If Purchaser terminates this Agreement pursuant to Section 11.1(c), and within twelve months of such termination Company shall enter into an agreement with respect to an Acquisition Transaction (but changing the references to the 5% and 95% amounts in the definition of Acquisition Transaction to 50%), upon consummation of such Acquisition Transaction the Company shall reimburse the Purchaser for its reasonable Post-Commitment Expenses up to an aggregate of $1,750,000.

         (f) The Parties acknowledge that the agreements contained in paragraphs
(b), (c), (d) and (e) of this Section 12.2 are an integral part of the transactions contemplated by this Agreement, and that without these agreements, they would not enter into this Agreement; accordingly, if the Company fails to pay promptly any fee payable by it pursuant to this Section 12.2, then the Company shall pay to Purchaser, its costs and expenses (including attorneys' fees) in connection with collecting such fee, together with interest at a rate equal to LIBOR from the date such payment was due under this Agreement until the date of payment.

         (g) Nothing contained in this Section 12.2 shall constitute or shall be deemed to constitute liquidated damages for the willful breach by the Company of the terms of this Agreement or otherwise limit the rights of Purchaser.

12.3     Transfer Taxes.

         All sales, use, transfer, recording, documentary, stamp and other similar non-income taxes, including any Taxes imposed by virtue of the change in ownership of the Company Entities, whether directly or indirectly, pursuant to the transactions contemplated by this Agreement (collectively, the "Transfer Taxes"), shall be borne by Purchaser. The Purchaser, Company Entities, and Re-Investing Shareholders shall (i) file

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

all necessary Tax Returns and other documents required to be filed with respect to all such Transfer Taxes and (ii) cooperate to the extent reasonably necessary to prepare such filings or Tax Returns as may be required.

12.4     Brokers and Finders.

         Except for (i) the Company Financial Advisor as to the Company, (ii) the Special Committee Financial Advisor as to the Special Committee and (iii) an Affiliate of CGW as to the Purchaser, each of the Parties represents and warrants that neither it nor any of its officers, directors, employees, or Affiliates has employed any broker or finder or incurred any Liability for any financial advisory fees, investment bankers' fees, brokerage fees, commissions, or finders' fees in connection with this Agreement or the transactions contemplated hereby. In the event of a claim by any broker or finder based upon such broker's representing or being retained by or allegedly representing or being retained by the Company or by Purchaser, each of the Company and Purchaser, as the case may be, agrees to indemnify and hold the other Party harmless of and from any Liability in respect of any such claim.

12.5     Entire Agreement.

         Except as otherwise expressly provided herein, this Agreement (including the documents and instruments referred to herein) constitutes the entire agreement between the Parties with respect to the transactions contemplated hereunder and supersedes all prior arrangements or understandings with respect thereto, written or oral (except, as to Section 9.6(b), for the Confidentiality Agreement). Other than pursuant to Section 9.10(e), nothing in this Agreement expressed or implied, is intended to confer upon any Person, other than the Parties or their respective successors, any rights, remedies, obligations, or liabilities under or by reason of this Agreement.

12.6     Amendments.

         To the extent permitted by Law, this Agreement or the Amended and Restated Articles of Incorporation may be amended by a subsequent writing signed by each of the Parties upon the approval of each of the Parties, whether before or after shareholder approval of this Agreement has been obtained; provided, that after any such approval by the holders of Company Common Stock, there shall be made no amendment that requires further approval by such shareholders.

12.7     Waivers.

         (a) Prior to or at the Effective Time, Purchaser, acting through its Board of Directors, shall have the right to waive any Default in the performance of any term of this Agreement by the Company, to waive or extend the time for the compliance or fulfillment by the Company of any and all of its obligations under this Agreement, and to waive any or all of the conditions precedent to the obligations of Purchaser under this Agreement, except any condition which, if not satisfied, would result in the violation of

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

any Law. No such waiver shall be effective unless in writing signed by a duly authorized officer of Purchaser.

         (b) Prior to or at the Effective Time, the Company, acting through its Special Committee, shall have the right to waive any Default in the performance of any term of this Agreement by Purchaser, to waive or extend the time for the compliance or fulfillment by Purchaser of any and all of its obligations under this Agreement, and to waive any or all of the conditions precedent to the obligations of the Company under this Agreement, except any condition which, if not satisfied, would result in the violation of any Law. No such waiver shall be effective unless in writing signed by a duly authorized officer of the Company.

         (c) The failure of any Party at any time or times to require performance of any provision hereof shall in no manner affect the right of such Party at a later time to enforce the same or any other provision of this Agreement. No waiver of any condition or of the breach of any term contained in this Agreement in one or more instances shall be deemed to be or construed as a further or continuing waiver of such condition or breach or a waiver of any other condition or of the breach of any other term of this Agreement.

12.8     Assignment.

         Except as expressly contemplated hereby, neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any Party hereto (whether by operation of Law or otherwise) without the prior written consent of the other Party. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the Parties and their respective successors and assigns.

12.9     Notices.

         All notices or other communications which are required or permitted hereunder shall be in writing and sufficient if delivered by hand, by facsimile transmission, by registered or certified mail, postage pre-paid, or by courier or overnight carrier, to the persons at the addresses set forth below (or at such other address as may be provided hereunder), and shall be deemed to have been delivered as of the date so delivered:

                  Company:                AHL Services, Inc.
                                          1000 Wilson Boulevard
                                          Arlington, Virginia 22209
                                          Facsimile Number: (703) 528-1992

                                          Attention: A. Clayton Perfall

         Copy to Counsel:                   King & Spalding LLP
                                            191 Peachtree Street, NE
                                            Atlanta, Georgia 30303-1763
                                            Facsimile Number: (404) 572-5100

                                            Attention: Philip A. Theodore, Esq.

                                            Kilpatrick Stockton LLP
                                            1100 Peachtree Street
                                            Atlanta, Georgia 30309-4530
                                            Facsimile Number: (404) 815-6555

                                            Attention: David A. Stockton, Esq.

         Purchaser:                         Huevos Holdings, Inc.
                                            Twelve Piedmont Center, Suite 210
                                            Atlanta, Georgia 30305
                                            Facsimile Number: (404) 816-3258

                                            Attention: Mike Long

         Copy to Counsel:                   Alston & Bird LLP
                                            One Atlantic Center
                                            1201 West Peachtree Street
                                            Atlanta, Georgia 30309-3424
                                            Facsimile Number: (404) 881-4777

                                            Attention: Teri L. McMahon, Esq.

         Re-Investing Shareholders c/o:

                                            Frank A. Argenbright, Jr.
                                            c/o Air Serv Corporation
                                            3343 Peachtree Road NE, Suite 1100
                                            Atlanta, Georgia 30326
                                            Facsimile Number: (404) 267-2230

                                            Attention: Frank A. Argenbright, Jr.

         Copy to Counsel:                   Arnall Golden & Gregory LLP
                                            2800 One Atlantic Center
                                            1201 West Peachtree Street
                                            Atlanta, Georgia 30309-3450
                                            Facsimile Number: (404) 873-8501

                                            Attention: Jonathan Golden, Esq.

                                           A. Clayton Perfall
                                           AHL Services, Inc.
                                           1000 Wilson Boulevard
                                           Arlington, Virginia 22209
                                           Facsimile Number: (703) 528-1992

                                           Attention: A. Clayton Perfall

                                           Caledonia Investments plc
                                           Cayzer House
                                           30 Buckingham Gate
                                           London SW1E 6NN
                                           Facsimile Number: 011-44-207-802-4860

                                           Attention: The Company Secretary

12.10    Governing Law.

         Regardless of any conflict of law or choice of law principles that might otherwise apply, the Parties agree that this Agreement shall be governed by and construed in all respects in accordance with the laws of the State of Georgia. As to any dispute, claim, or litigation arising out of or relating in any way to this Agreement or the transaction at issue in this Agreement, the Parties hereto hereby agree and consent to be subject to the exclusive jurisdiction of the United States District Court for the Northern District of Georgia. If jurisdiction is not present in federal court, then the Parties hereby agree and consent to the exclusive jurisdiction of the state courts of Fulton County, Georgia. Each Party hereto hereby irrevocably waives, to the fullest extent permitted by Law, (a) any objection that it may now or hereafter have to laying venue of any suit, action or proceeding brought in such court, and (b) any claim that any suit, action or proceeding brought in such court has been brought in an inconvenient forum.

12.11    Counterparts.

         This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

12.12    Captions; Articles and Sections.

         The captions contained in this Agreement are for reference purposes only and are not part of this Agreement. Unless otherwise indicated, all references to particular Articles or Sections shall mean and refer to the referenced Articles and Sections of this Agreement.

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

12.13    Interpretations.

         Neither this Agreement nor any uncertainty or ambiguity herein shall be construed or resolved against any Party, whether under any rule of construction or otherwise. No Party to this Agreement shall be considered the draftsman. The Parties acknowledge and agree that this Agreement has been reviewed, negotiated, and accepted by all Parties and their attorneys and shall be construed and interpreted according to the ordinary meaning of the words used so as fairly to accomplish the purposes and intentions of all Parties hereto.

12.14    Enforcement of Agreement.

         The Parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement was not performed in accordance with its specific terms or was otherwise breached. It is accordingly agreed that the Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

12.15    Severability.

         Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

                     [Signatures Continue on Following Page]

         IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be executed on its behalf by its duly authorized officers as of the day and year first above written.

                                            HUEVOS HOLDINGS, INC.

                                            By:  /s/ Kevin R. McCarthy
                                                 ------------------------------
                                                  President


                                            AHL SERVICES, INC.


                                            By:   /s/ Wyck A. Knox, Jr.
                                                 ------------------------------
                                                 Chairman, Special Committee


                                            FRANK A. ARGENBRIGHT, JR.


                                            By:   /s/ Frank A. Argenbright, Jr.
                                                  ------------------------------


                                            A. CLAYTON PERFALL


                                            By:   /s/ A. Clayton Perfall
                                                  ------------------------------

                                   ARGENBRIGHT PARTNERS, L.P.
                                   By:   Frank A. Argenbright, Jr.
                                         General Partner

                                   /s/ Frank A. Argenbright
                                   ---------------------------------------------
                                   Frank A. Argenbright, Jr.


                                   FRANCIS A. ARGENBRIGHT, JR.
                                   CHARITABLE REMAINDER TRUST
                                   By:   Francis A. Argenbright, Jr., Trustee


                                   /s/ Frank A. Argenbright, Jr.
                                   ---------------------------------------------
                                   Frank A. Argenbright, Jr.


                                   KATHLEEN B. ARGENBRIGHT


                                   /s/ Kathleen B. Argenbright
                                   ---------------------------------------------
                                   Kathleen B. Argenbright

                                   CALEDONIA INVESTMENTS PLC


                                   By:    /s/ J. H. Cartwright
                                          --------------------------------------
                                   Name:  Jonathan Harry Cartwright
                                          --------------------------------------
                                   Title: Director
                                          --------------------------------------